Exhibit 10.09

CERTAIN INFORMATION IN THIS EXHIBIT, MARKED BY [****], HAS BEEN EXCLUDED.

SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE

REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CERTAIN PERSONAL INFORMATION IN THIS EXHIBIT, MARKED BY [XXXXX] HAS BEEN

EXCLUDED.

AGREEMENT FOR THE PURCHASE AND SALE OF EQUITY INTEREST AND OTHER

COVENANTS

BETWEEN

ON ONE SIDE, AS A BUYER,

ZENVIA MOBILE SERVIÇOS DIGITAIS S.A.

AND, ON THE OTHER, AS SELLERS,

FERNANDO JORGE WOSNIAK STELER

FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES

MULTIESTRATÉGIA INOVABRA I - INVESTIMENTO NO EXTERIOR

RAUL MARCELO WOSNIAK STELER

WAGNER GOMES CARVALHO

LUIZ CARLOS CAPELATI

GUSTAVO GONÇALVES CANDIAN

CRISTHIANO STEFANI FAÉ

LEANDRO PIGA

MARIA CAROLINA SANZOVO DE OLIVEIRA

JOÃO CARLOS RIBAS PEREIRA

FERNANDO MINGRONE ARTUZZI

STAR4 PARTICIPAÇÕES E CONSULTORIA EM GESTÃO EMPRESARIAL EIRELI

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A.

and, as a consenting intervening parties:

4 TI PARTICIPAÇÕES LTDA.

VANDERLEI ARCANJO CARNIELO CALEJON

HEITOR SAKODA

CLEBER AUGUSTO CALEJON

This Agreement of Purchase and Sale of Equity interest and Other Covenants (together with their respective Exhibits, this "Agreement") is entered into in the 19 day of March, in the year of 2021, by and between the following parties:

on the one hand, as a buyer

(a)             ZENVIA MOBILE SERVIÇOS DIGITAIS S.A., a closed joint stock company, headquartered at Av. Carlos Gomes, n° 300, seventh floor, Bairro Auxiliadora, in the city of Porto Alegre, State of Rio Grande do Sul, registered with CNPJ/ME No. 14.096.190/0001-05, represented herein in accordance with its organizational acts ("Zenvia" or "Buyer");

on the other hand, as Sellers:

(b)             FERNANDO JORGE WOSNIAK STELER, Brazilian, married, business administrator, bearer of ID Card RG No. [XXXXX], registered in the CPF under the no. [XXXXX], resident and domiciled at [XXXXX] (Fernando);

(c)             FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA INOVABRA I - INVESTIMENTO NO EXTERIOR, equity investment fund, registered in CNPJ/MF under no. 26.195.211/0001-10, duly represented by its manager 2B CAPITAL S.A., a company incorporated in accordance with the laws of Brazil, established at Avenida Presidente Juscelino Kubitschek, 1309 - 100 floor - Private Equity & Inovabra Ventures, Vila Nova Conceição, ZIP Code: 04543-011, in the City of São Paulo, State of São Paulo, registered with CNPJ/MF under No. 07.063.675/0001-29 (“Manager”), in this act represented in the form of its Articles of Incorporation (Inovabra);

(d)             RAUL MARCELO WOSNIAK STELER, Brazilian, married, Product Manager, bearer of Identity Card RG No. [XXXXX], registered with CPF/ME under No. [XXXXX], resident and domiciled in [XXXXX] ("Marcelo");

(e)             WAGNER GOMES CARVALHO, Brazilian, divorced, businessman, bearer of ID Card RG No. [XXXXX], registered with the CPF under No. [XXXXX], resident and domiciled at [XXXXX] (Wagner);

(f)              LUIZ CARLOS CAPELATI, Brazilian, married, holder of Identity Card RG nº [XXXXX], registered in CPF/ME under no. [XXXXX], resident and domiciled at [XXXXX] ("Capelati");

(g)             GUSTAVO GONÇALVES CANDIAN, living in a stable union, systems analyst, holder of identity card RG No. [XXXXX] and enrolled with the CPF/ME under No. [XXXXX], resident and domiciled in [XXXXX] (" Candian ");

(h)             CRISTHIANO STEFANI FAÉ, Brazilian, married, holder of identity card RG No. [XXXXX], registered in CPF/ME under no. [XXXXX], resident and domiciled in [XXXXX] ("Faé");

(i)              LEANDRO PIGA, Brazilian, married, systems analyst, holder of ID Card RG no. [XXXXX], enrolled with the CPF/ME under No. [XXXXX], resident and domiciled at [XXXXX] ("Leandro");

(j)              MARIA CAROLINA SANZOVO DE OLIVEIRA, Brazilian, married, business administrator, holder of ID Card RG No. [XXXXX], enrolled with the CPF under no. [XXXXX], resident and domiciled in [XXXXX] ("Carolina");

(k)             JOÃO CARLOS RIBAS PEREIRA, Brazilian, married, holder of identity card RG no. [XXXXX], registered in CPF/ME under no. [XXXXX], resident and domiciled in [XXXXX] ("Ribas");

(l)              FERNANDO MINGRONE ARTUZZI, Brazilian, single, accountant, RG carrier no [XXXXX], registered in the CPF under no [XXXXX], resident and domiciled at [XXXXX] (Artuzzi);

(m)            STAR4 PARTICIPAÇÕES E CONSULTORIA EM GESTÃO EMPRESARIAL, individual limited liability company, registered under CNPJ/ME no. 33.653.674/0001-44 and duly registered with the Board of Trade of the State of São Paulo - JUCESP under NIRE No. 35.630.348.641, with headquarters at Av. Dr. Altino Arantes, nº 692, apartamento 171, Vila Clementino, in the city and State of São Paulo, ZIP Code 04042-003, herein represented in accordance with its Articles of Organization ("Star4");

(n)             ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE INFORMÁTICA S.A, headquartered at Rua Luís Correia de Melo, no 92, Conj. 281 and 282, Edifício Urbanity Corporate, Bairro Santo Amaro, São Paulo/SP, ZIP Code: 04726-220, registered with CNPJ/ME under No. 15.435.155/0001-28, herein represented in accordance with its Articles of Incorporation (Company);

(Buyer and Sellers are collectively referred to as "Parties" and each of them individually and indistinctly as "Party")

As Intervening Parties,

(o)             4 TI PARTICIPAÇÕES LTDA., a company incorporated in accordance with the laws of Brazil, established at Rua Pequetita, 415, 70 floor (part), Vila Olímpia, ZIP Code 04552-060, in the City of São Paulo, State of São Paulo, registered with the CNPJ/MF under no. 21.935.097/0001-02, herein represented in accordance with its Articles of Organization (4TI); and

(p)             VANDERLEI ARCANJO CARNIELO CALEJON, Brazilian, married under the partial community property regime, businessman, holder of Identity Card RG No. [XXXXX] and CPF no. [XXXXX], with a business address in the City of São Paulo, State of São Paulo, at Rua Pequetita, n° 215, 7° andar, Parte, Vila Olímpia - CEP 04552-060 (Vanderlei);

(q)             HEITOR SAKODA, Brazilian, married under the partial community property regime, businessman, holder of identity card RG No. [XXXXX] and CPF No. [XXXXX], with business address in the City of São Paulo, State of São Paulo, at Rua Pequetita, n° 215, 7° andar, Parte, Vila Olimpia - CEP 04552-060 (Heitor)

(r)              CLEBER AUGUSTO CALEJON, Brazilian, born [XXXXX], single, businessman, holder of identity card RG No. [XXXXX] and CPF No. [XXXXX], with business address in the City of São Paulo, State of São Paulo, at Rua Pequetita, n° 215, 7° andar, Parte, Vila Olimpia - CEP 04552-060 (Cleber )

WHEREAS:

(i)              on this date, Fernando, Inovabra, Wagner, Artuzzi, Star 4, 4TI and the Company are the rightful owners and holders of all shares of the Company, fully paid up;

(ii)             Fernando, Wagner, Capelati, Candian, Faé, Leandro, Marcelo, Carolina, Ribas hold certain stock options issued by the Company ("SOPs"), which shall be converted into new shares (or replaced by shares currently in treasury) on or until the Closing Date (as defined below);

(iii)            Marcelo has a purchase option granted to him by Fernando, which should also be exercised until Closing Date ("Marcelo’s Purchase Option");

(iv)            company’s cap table, on this date, and after the exercise of all SOPs and Marcelo’s

(v)             on the Closing Date, after the exercise of the SOPs and the exercise, by Marcelo, of Marcelo’s Purchase Option, Sellers (including Company) and 4TI shall be the lawful owners and holders of all shares of the Company, fully paid off, free and clear from any Charges, except as otherwise provided for in Exhibit (B) and any Charges arising from the acquisition of Venture Debt (the "Shares", meaning the Shares held by Sellers - including the Company- hereinafter "Corporate Shares – Sellers" and the Shares held by 4TI, hereinafter "Corporate Shares- 4TI");

(vi)            The Company is the lawful owner and holder of the number of shares of SMARKIO TECNOLOGIA S.A., an Incorporation enrolled with the CNPJ/ME under No. 24.005.020/0001-13, headquartered at Rua Sergipe, 475, cj. 501 ao 506, ZIP Code 01243-001 Consolação, São Paulo/SP (“Smarkio”) provided for in the Agreement for Purchase and Sale of Smarkio Shares (duly made available in the Data Room), being such shares fully paid, freely and clear from any Encumbrances, except for the possibility of refunding such shares to its former holders, as provided for in the Agreement for Purchase and Sale of Smarkio Shares;

(vii)           on this date, Buyer has entered into a contract with Sellers for the purchase and sale of all shares issued by 4TI ("SPA 4TI");

(viii)          subject to compliance with the Closing Suspensive Conditions, Buyer wishes to: (a) make a primary investment in the Company, as described below ("Primary Investment"); and (b) acquire the Acquired Shares– Sellers from Sellers, partially by means of purchase and sale and partially via Flip (As provided below) (the “Acquisition of Shares” or “Operation”); and

(ix)            parties wish to establish the terms and conditions related to the Operation.

THEREFORE, the Parties consent, with the intervenience of the Intervening Parties, in consideration to the mutual promises and declarations herein, to enter into this Contract, which shall be governed by the following clauses and conditions:

I.                DEFINITIONS; INTERPRETATION

1.1.            Defined Terms. Without prejudice to the other definitions used in this Agreement, the expressions below, in singular or plural, shall have the following meanings:

Shares	means all shares issued, outstanding and in treasury, representing the entire Company’s capital.
Corporate Shares - 4TI	means all shares held by 4TI.
Corporate Shares - Sellers	means all Shares held by Sellers (including the Company).
Shareholders’ Agreement -2019	means the shareholders' agreement of the Company, executed on 07/24/2019, as amended.

Affiliate	means, with respect to any Person, any other Person who, directly or indirectly, Controls, is Controlled by, or is under common Control with the former.
Government Authority

means any direct and indirect public administration entity from any of the powers (executive, legislative and judiciary) that has jurisdiction over the Parties, including (i) the Union, States, Federal District and Municipalities; (ii) any municipality, public association, agency, department, division, commission, council, representation or body of such legal entity under national public law, including mixed-economy companies; and/or (iii) any court, judicial, administrative or arbitral body.

Database	means all personal data contained in the databases held, operated or controlled by the Company and/or its Subsidiaries.
Cash

In relation to the Company and its Subsidiaries, in a consolidated manner, the amount equivalent to the sum of the cash, including, but not limited to, bank deposits, short-term financial investments, that is, financial investments with a availability term up to four (4) months from the date of said investment and other assets with immediate liquidity, as set out in Brazilian GAAP , free of any Encumbrance.

Working Capital

means, in relation to the Company, in a consolidated manner, without duplication and in accordance with Brazilian GAAP, the difference between (i) current assets (including receivables adjusted by the provision for doubtful debtors), except Cash, and (ii) current liabilities (including taxes and labor liabilities payable), except Debt.

Minimum Working Capital	It means, in relation to the Company, the amount of [*****], established by common agreement between the Parties.

Control

(including related terms, such as "controlling", "controlled" _ _controlled by" and "under common control with"), when used in relation to a Person, means the direct or indirect ownership of rights, of a partner or arising from any agreement, which ensures (i) predominance in resolutions at any general meetings of said Person; and (ii) the power to elect or appoint the majority of the directors and officers of the Person.

Ordinary Course or Ordinary Course of Business

means, in relation to the Company and its Subsidiaries, the set of activities that, due to their nature, purpose or form of execution, are necessary for the achievement of its corporate object or business, by means of performance of their respective activities at their levels and standards, which have been carried out on a recurring basis, even if not uninterruptedly, and in a manner consistent in nature, scope and magnitude with past practices of the Company and its Subsidiaries, being connected to the day-to-day operations of the Company, provided that activities carried out in response to the COVID-19 Pandemic will not be considered as acts outside the Ordinary Course.

Buyer's Fundamental Representations and Guarantees	means buyer's set of representations and Guarantees, specifically with respect to Clauses 9.2(i) (Organization and Capacity); 9.2(ii) (Binding Effect); and 9.2(iii) (Absence of Violation and Consents).

Sellers’ Fundamental Representations and Warranties

means sellers’ set of representations and Guarantees, specifically with respect to Clauses 9.1(i) (Organization and Capacity); 9.1(ii) (Binding Effect); 9.1(iii) (Absence of Violation and Consents); 9.1(iv) (Organizational Acts, Capital and Shares); 9.1(v) (Ownership); and 9.1(vi) (Preemptive Right); 9.1(vii) (Absence of Disputes On Actions).

Base Financial Statements

means Company’s Audited Financial Statements, in accordance with Brazilian GAAP, following the concepts and accounting standards of the Company and Subsidiaries, referring to the base date December 31, 2019.

Business Day

means any day except for Saturdays, Sundays, or other days when commercial banks are authorized by law to remain closed in the City of São Paulo, State of São Paulo, Brazil and in the City of Porto Alegre, State of Rio Grande do Sul, Brazil.

Intellectual Property Rights

means all rights in intellectual property that may be protected, including, but not limited to, all rights in the Softwares, the Platforms, trademarks, trademark registration applications, trade names, trade secrets, patents, patent applications, copyrights, domain names, image, name and voice rights contained in websites, mobile applications, institutional and advertising materials and other intellectual property rights that may be protected under applicable law.

Net Debt

Means, with respect to the Company and its Subsidiaries, in a consolidated manner, without duplication: The Indebtedness minus Cash on a certain date. For the purposes of calculating the First Payment of Initial Amount (regarding Treasury Shares): (i) the Net Debt on the Closing Date shall be taken into consideration (disregarding the funds from the First Payment of Initial Amount); and (ii) the amount of Primary Investment shall be taken into consideration. For the purposes of calculating the Second Payment of Initial Amount (Seller’s Shares): (i) The Net Debt of Closing Date shall be taking into consideration, duly adjusted to consider the receipt of funds from First Payment of Initial Amount (Treasury Shares); and (ii) the Primary Amount shall be taken into consideration.

Transaction Documents	means this Agreement, the Secured Fiduciary Sale for Collateral Shares, Bank Guarantee and all Exhibits thereof.

Relevant Adverse Effect

means the occurrence of any of the following substantial adverse changes, with respect to the business, assets or operating results of the Company and its Subsidiaries, compared to the situation on the date of execution of this Agreement: (i) the application for self-bankruptcy, judicial or extrajudicial recovery, liquidation or dissolution, (ii) adjudication of bankruptcy, (iii) the prohibition or impediment to operate or develop its activities in the Ordinary Course; (iv) law enforcement, that prevents the performance of the main Corporate activities and businesses, as they are currently carried out or (v) receipt of one or more Notices from customers requiring termination of contracts, payment of fines and/or any type of financial redress involving a Loss or loss of future revenue (during the fiscal year in question) in individual or aggregate value equal to or greater than twenty million Reais (BRL 20,000,000.00). For the purposes of this Agreement, the following events shall not be deemed as Relevant Adverse Effect: (A) changes to applicable law or Brazilian GAAP (including government orders to suspend all or part of activities); (B) change in global or local economic or political conditions, or in financial market or capital market conditions, whether in Brazil or abroad; (C) the onset or continuation of a natural disaster, war, political unrest, acts of terrorism (or similar situations), pandemics (including the COVID-19 Pandemic) or any other calamity; or (D) the disclosure of this Agreement, the performance of any act provided herein or necessary for its fulfillment

Indebtedness

means, in relation to the Company and its Subsidiaries, in a consolidated manner, without duplication: (i) all long- and short-term financial debts, overdue or outstanding; (ii) all other obligations to pay that do not come from financial contracts and that are overdue and unpaid; (iii) all debts reagreed, including installments of Taxes agreed under programs promoted by government authority; (iv) any dividends, interest on shareholders’ equity, other cash benefits and/or any other form of distribution of profits, in cash or in kind declared and unpaid, and which are not accounted for in current liabilities; (v) all amounts due as a result of final and unappealable judgments; (vi) all values arising from anticipation of receivables and early revenues; (vii) all amounts due relating to acquisitions made by the Company, including earn-outs or any type of obligation undertaken by means of agreements of such acquisitions; And (viii) any and all amounts adhering to the above, including arrears, fine and interest levied up to the date of assessment of indebtedness; in any of the above cases, regardless of whether or not they are recorded in the Company's financial statements. [7]

Audit Firm

Means any of independent auditing companies listed below, that does not act or has not acted in the last two (2) years as an independent auditor of the Company itself, Buyer, Sellers or any of its Affiliates: (i) Deloitte Touche Tohmatsu; (ii) Ernst & Young; (iii) KPMG or (iv) PricewaterhouseCoopers.

Brazilian GAAP

means the accounting principles generally accepted in Brazil, based on the Brazilian Joint-Stock Company Law, Federal Accounting Council (CFC) regulations, and the pronouncements of the Accounting Pronouncements Committee.

Primary Investment	It has the meaning assigned in the Preambles (viii).
IPCA	means the Broad National Consumer Price Index released by the National Institute of Geography and Statistics and, in its absence, another official index that will replace it.

Zenvia IPO	Performance of initial primary and/or secondary public offering of shares pertaining to Zenvia Inc., that results in listing of shares on any stock exchange, including outside Brazil.
Good Cause

means, in relation to Fernando, (a) ratification of the receipt of a complaint in criminal proceedings related to crimes against life, corruption and competition, as a defendant; or (b) non-compliance with the obligation to non-competition provided for in this Agreement; or (c) material non-compliance with instructions or orders from the General Meeting or the Board of Directors of the Company that is not remedied within thirty (30) days of notice in this regard, unless such instructions or orders import clear unlawfulness or violation of the company's organizational acts or the Transaction Documents.

Law

means any law, statute, regulation, official letter, decision (judicial, administrative or arbitral), judgment, order (even in case of injunctions or interlocutory relief) or requirement issued, enacted, executed or imposed by any Governmental Authority, provided that they are in force.

Arbitration Act	means Law No. 9.307 of September 23, 1996, as amended.
Anti-corruption Laws

mean the Brazilian Laws relating to the prevention of corruption, bribery and money laundering acts enacted by any Brazilian Governmental Authority, including Laws 12.846/13, 9.613/98, 8.429/92, as well as the relevant provisions of Decree-Law 2.848/401.

Gross Profit

means, in relation to the Company and its Subsidiaries, in a consolidated manner, the Net Operating Income calculated in the Company's consolidated financial statements, minus the following costs: (i) cloud services directly related to the provision of Platform services; (ii) brokerage and/or intermediation costs with Brokers; (iii) costs of licensing third-party software directly related to Platform services provided by the Company and its Subsidiaries; and (iv) costs directly related to the provision of services for implementation of platforms, including those relating to payroll processing. The Gross Profit calculation from April 01 to December 30, 2020 is displayed in Exhibit (C).

Zenvia Gross Profit	means the gross profit calculated in Zenvia's audited financial statements.

Restricted Business

means the following activities, as performed by the Company or its Subsidiaries up to the date of discharge of a Principal Executive Partner: (1) development of (i) Communication as a Service (CPaaS) platforms that provide a framework for companies to be able to integrate their internal processes (back ends) of their communication services with the application programming interfaces (APIs) of outbound multichannel communication applications (when the company or application gets in contact with consumers) , using channels such as Email, SMS, WhatsApp, RCS, Push Notice s, Wallets, web pages, social media sites, between a company, its customers, potential customers, as well as inbound multichannel communication (when customers get in contact with the company), using chat channels through automatic text message (chatbots) software, by applications and channels that customers already use , such as Viber, Messenger, Whatsapp and RCS; (ii) Customer communications management (CCM) involving the management of outbound communications for customers, including data collection, processing, document generation and communications, storage and delivery of all types of communications, both printed and digital, such as marketing materials, invoices, renewals, contracts, collections and others; (iii) Customer Experience Management (CXM/CEM) comprising the management and enhancement of client, providing a 360 degree overview of their interaction with its company (e.g. support calls, sales emails and interactions in social networks), and a continuous flow of clients’ information from one department to the other, enabling the creation of enhanced marketing campaigns, qualification of leads, quality support and retaining of clients; (iv) Multichannel campaign management (MCM) that help companies during the creation, preparation, communication of inbound and outbound offers to clients, helping them interacting with prospects and costumers through online and offline channels in a proper and consistent manner (e.g. websites, mobiles, direct mails, social media, call centers and email); and (v) Customer Services Software (CSS) enabling companies to track, organize, and manage clients requests using a single platform, consolidating orders and chats, enhancing sales and services to clients with more insights and personalized campaigns. The main management features of tickers, social posts, links, transformer emails, messages of chat and others and direct them to agents for resolution, involving components of software such as service desk, help desk, IT support, technical support, support center, customer support center, call center and contact center; as well as (2) licensing or any type of exploitation of CPaaS, CCM, CXM/CEM, MCM and CSS to customers and provision of implementation services and technical support related to the communication platforms described above.

Encumbrances

means any and all encumbrance, charges , pledges or any other type of judicial or administrative constriction, pledges, mortgages, collateral, usufruct, right of guarantee, assignment or fiduciary sale or with title retention, lease, sublease, licensing, servitude, options, agreement for the exercise of voting, right of first offer, right of sale together, obligation of disposal together, right of acquisition, right of issue, or any other constrictions or restrictions of any nature related to them, except for any Charges applicable as a result of Law (other than judgment or judicial, administrative or arbitral decision binding the Person in question) or this Agreement.

Related Parties

means, (i) with respect to any natural Person, (a) their spouse, partner in a stable or similar union, and relative up to the 2nd (second) degree of consanguinity, ascending and descending in a straight line and to any degree, natural or civil (adopted), and testamentary heirs; or (b) any Legal Entity that is an Affiliate of such Person or of which said Person has significant influence (as defined by Brazilian GAAP); and (ii) with respect to any Legal Entity (a) any other Person who is an Affiliate of such Person; or (b) any shareholder or manager who owns more than twenty-five percent (25%) of the Capital of that Person or persons referred to in item (ii)(a) of such Person on the date on which the concept is applied.

Loss

means, without duplication, all losses, obligations, pecuniary or convertible in cash, contingencies, direct damages, costs and expenses, including reasonable attorneys, accountants and experts fees and expenses, costs with administrative and/or judicial and/or arbitrated fees, including deposits and guarantees required to allow a defense to be presented and properly conducted, interest, fines, contract penalties, or charges of any nature, or the impossibility of using the Platforms solely due to the proven absence of ownership of Company and its Subsidiaries Own IP Rights, being understood that: (i) except in the event of Losses arising from the impossibility of using the Platforms due exclusively to the proven absence of ownership of Company and its Subsidiaries Own IP Rights, a Loss shall be deemed to have been effectively incurred upon disbursing the cash of an Indemnifiable Party; (ii) Any accounting loss/adjustment in Indemnified Party shall not be deemed as a loss. Any loss of profits, loss of opportunity, interruption of activity, moral or indirect damages shall not be considered Losses, except in the cases in which amounts of this nature become owed (and are paid) by an Indemnifiable Party to a Third Party under a Third Party Claim . Specifically in the case of loss of profits, the impossibility to exploit and use the Platforms by the Company and its Subsidiaries, due solely to the proven absence of ownership of Company and its Subsidiaries Own IP Rights shall be considered a Loss, to the extent that such Own IP Rights cannot be replaced.

Person

means any natural or legal person, partnership, association, corporation, limited company, stock company, simple company, company without legal personality, investment fund, condominium, estate, trust, joint venture, joint stock company, de facto company, or any other entity or organization, whether private law or public law.

Platform D1	means the Software that composes, customizes, formats, fires and delivers messages, communications and documents, with or without legal validity, created from various data sources, managing electronic and printed communications that occur through a wide variety of channels, including mobile, Email, SMS, WhatsApp, RCS, Push Notice s, Wallets, web pages, social media sites, printing, etc., between a company , its customers, potential customers and business partners. The D1 platform manages, orchestrates, and analyzes the use of these channels through artificial intelligence optimizing contextualized digital experiences according to each customer's individual journey to increase communications efficiency and improve customer experience and satisfaction.

Smarkio Platform

means the Software for creating, integrating and processing conversational interfaces that can be used by developers and business users to build chatbots and virtual assistants for a variety of use cases. The platform uses chat interfaces such as messaging platforms, social media, SMS, web site chat, or the like, and features a developer API and/or software development kit (SDK), so that third parties and/or customers can extend the platform with their own customizations and additions. A chatbot is a domain-specific conversation interface that uses an app, messaging platform, social network, or chat solution for its conversations. Chatbots range in sophistication, from simple marketing or decision-tree-based services to feature-rich platform implementations, natural language processing (NLU/NLP) arrangements, and artificial intelligence (AI). A chatbot can be based on text or voice, or a combination of both.

Platforms	Means, collectively, the Platform D1 and Smarkio Platform.
Net Operating Income of the Company

means, in relation to the Company and its Subsidiaries, the amount corresponding to the sum of the services arising from Licensing and/or use of the Software Platform, including, but not limited to, the resale of communication channels provided by third parties, resale of third-party Software applications, computer processing and the provision of professional services related to the implementation and maintenance of the Software Platform, its communication channels and third-party Software, effectively provided and registered by the Company and/or Subsidiaries in accordance with Brazilian GAAP, deducted from taxes levied on gross sales of such services. The calculation of Operating Income from April 01 to December 31, 2020 is presented in the Exhibit (C).

Main Executive Partners	means Fernando, Marcelo, Capelati and Candian.

Software

means the Platforms and all computer programs, including APIs, both in the form of object code and source code, including modules, routines and subroutines thereof and all source and other materials related to them, including user requirements, functional specifications and programming specifications, algorithms, flowcharts, logical diagrams, file structures, coding sheets, coding and even any other manuals or other related documentation and computer-generated works owned or used by the Company and Subsidiaries.

Subsidiaries	means Smarkio and any other companies that will be acquired by the Company and become its Subsidiaries.
Third Party	means, with respect to any Person, any other Person other than a Party, Consenting Intervening Party, Zenvia Inc. or one of its Related Parties.
Working Territories	means Brazil, Argentina and Mexico.
Taxes

means any direct or indirect taxes, fees, taxes, social or social security contributions, any other contributions payable to any Government Authority (including interest, fines, penalties, monetary adjustments and additions assessed with respect to such taxes), including, without limitation, taxes on revenue, taxes subject to withholding tax, taxes on financial transactions, indirect taxes, ad valorem, taxes on added value, amounts due to social security , social contributions, payroll contribution, property and real estate taxes, and other taxes of any kind or nature, including contributions related to the FGTS.

US GAAS	Means Generally Accepted Audit Principles in the United States, as amended.
4TI Sellers	means 4TI, Vanderlei, Heitor and Cleber.
Seller in Charge	means Fernando
Sellers Initial Amount	means the Sellers provided for in item (ii)(2) of Exhibit 2.2.1(i)
Sellers Earn Out Amount 2022	means the Sellers provided for in item (ii) of Exhibit 2.2.1(ii)
Sellers Amount Earn Out 2023	means the Sellers provided for in item (ii) of Exhibit 2.2.1(iii)
Zenvia Stock Amount Sellers	means the Sellers provided for in item (ii) of Exhibit 2.2.2
Relevant Bond

means, with respect to a Main Executive Partner, the last of their bonds: (i) with the management of the Company or its Subsidiaries (on the Board of Directors or Executive Board); or (ii) in any other non-statutory management position in the Company or its Subsidiaries.

Zenvia Inc.	Zenvia's parent company that will be the vehicle of the Zenvia IPO.

1.2.            Other Definitions. In addition to the definitions set forth above, the expressions and terms defined below, whenever used in this Agreement with their initials capitalized, shall have the meanings assigned to them in the respective clauses and/or items established below:

Definition	Clause
Shares	Preambles, item (iv)
Acquired Shares	Clause 2.2
Contributed Shares-Contribution	Clause 2.3
Encumbered Shares	Clause 6.9
Primary Shares	Clause 2.1
Corporate Shares-4TI	Preambles, item (iv)
Corporate Shares-Sellers	Clause 2.3
Zenvia Shares	Clause 2.3
Amicable Agreement	Clause 6.4
Amicable Agreement Earn-Out 2022 Amount	Clause 6.4
Amicable Agreement Earn-Out 2023 Amount	Clause 6.4
Amicable Agreement Initial Amount	Clause 6.4
Initial Amount Adjustment	Clause 4.5
Acquisition of Shares	Preambles, item (vii)
Assets	Clause 9.1 (xv)
Audited Balance Sheet Q1 2021	Clause 7.2(ix)
Audited Balance Sheet Q1 2022	Clause 5.1.1
Audited Balance Sheet Q1 2023	Clause 5.2.1
Break-Up Fee	Clause 8.5
Arbitration Chamber	Clause 15.2
Cap	Clause 13.3 (i)

Effective Workin Capital	Clause 4.5.1
Estimated Workin Capital	Clause 3.2
Suspensive Conditions	Clause 7.3
Buyers’ Suspensive Conditions	Clause 7.2
Parties’ Buyers’ Suspensive	Clause 7.1
Sellers’ Buyers’ Suspensive	Clause 7.3
Conflict	Clause 15.2
Escrow Account	Clause 13.7
Agreement for Secured Fiduciary Sale	Clause 6.9
Relevant Agreements	Clause 9.1 (xxiii)
Closing Date	Clause 8.1
Payment Date of Initial Amount Adjustmentl	Clause 4.5.3
Payment Date of Earn-Out 2022 Amount	Clause 5.1.3
Payment Date of Earn-Out 2023 Amount	Clause 5.2.3
De Minimis	Clause 13.3 (iii)
Demand	Clause 9.1 (xix)
Direct Demand	Clause 13.5
Financial Statement of Closing	Clause 4.5.1
Rights of Own IP	Clause 9.1 (ix) (a)
Effective Net Debt	Clause 4.5.1
Estimated Net Debt	Clause 4.2
Closing	Clause 8.1
Bank Guarantee	Clause 3.1.2
Flip	Preambles, item (viii)
Guarantees	Clause 12.10
Confidential Information	Clause 11.1
Primary Investment	Preambles, item (vii)
Licenses	Clause 9.1 (xxxiv)
Leases	Clause 9.1 (xxviv)
Earn-Out 2022 Amount	Clause 2.2.1 (ii)
Earn-Out 2023 Amount	Clause 2.2.1 (iii)
Initial Amount	Clause 2.2.1 (i)
Primary Investment Amount	Clause 2.1
Uncontroversial Amounts	Clause 6.2
Non-CLosing due to Non-Compliance with CP	Clause 16.2(iii)
Notice off Acceptance of Initial Amount	Clause 4.5.2
Notice of Acceptance - Earn-Out 2022 Amount	Clause 5.1.2
Notice of Acceptance - Earn-Out 2023 Amount	Clause 5.2.2
Notice of Initial Amount Adjustment	Clause 4.5.1
Notice of Disagreement with Initial Amount	Clause 4.5.2
Notice of Disagreement with Earn-Out 2022 Amount	Clause 5.1.2
Notice of Disagreement with Earn-Out 2023 Amount	Clause 5.2.2
Notice of Closing	Clause 4.2
Notice of Indemnity	Clause 13.5
Notice of Loss	Clause 13.4.1
Notice - Earn-Out 2022 Amount	Clause 5.1.1
Notice - Earn-Out 2023 Amount	Clause 5.2.1
Official Notice	Clause 9.1 (vii)
Obligation of Non-Competition	Clause 10.1
Marcelo’s Purchase Option	Preambles, item (iii)
Operation	Preambles, item (ivviii)
Opinion	Clause 6.5
Sellers’ Indemnifiable Parties	Clause 13.2
Inmdenified Parties	Clause 13.4
Indemnifiers	Clause 13.4
Purchaser’s Indemnifiable Party	Clause 13.1
Lock-Up Period	Clause 2.3.2
Non-Competition Period	Clause 10.1
Relevant Period	Clause 14.1
Business Plan	Clause 8.3 (xii)

Compensation Plan	Clause 12.9
PPA	Clause 7.2 (xi)
Inmdenity Period	Clause 13.3 (iv)
Acquisition Price	Clause 2.3
First Deadline	Clause 3.1
First Payment of Initial Amount	Clause 4.3
Properties	Clause 9.1 (xxxviv)
Rules	Clause 15.2
Third-Parties’ Claims	Clause 13.4.1
Second Deadline	Clause 3.1(ii)
Second Payment of Initial Amount	Clause 4.4
Down Payment	Clause 3.1
IT Systems	Clause 9.1(x)
SOPs	Preambles, item (ii)
SPA 4TI	Preambles, item (iiivi)
Arbitral Tribunal	Clause 15.3
Minimum Aggregated Indemnity Value	Clause 13.3 (ii)
Valor Mínimo do Ajuste do Montante Inicial	Clause 4.5.1(vi)
Venture Debt	Clause 12.6

1.3.            Interpretation. For the purposes of this Agreement and except as provided herein:

(i)              The headings and titles of this AGREEMENT are for convenience of reference only and shall not limit or affect the meaning of the clauses, paragraphs or articles to which they apply.

(ii)             The terms "inclusive", "including" and other similar terms shall be interpreted as being accompanied by the term "exemplarily" and the phrase "including, but not limited to";

(iii)            Where required by the context, the definitions provided for in this Agreement shall apply in both the singular and the plural and the male gender will also contain female gender and vice versa, without change of meaning;

(iv)            References to any document or other instruments, or legal or regulatory provisions, include all its amendments, substitutions and consolidations and their supplements as existing on this date, unless expressly otherwise provided;

(v)             The expressions "of this instrument" and "herein" and words of similar meaning, such as "here" or "hereto" shall refer to this Agreement as a whole, including its exhibits, and not to any particular Clause or item, being understood that disclosure contained in an exhibit shall be construed as contained in any other exhibit;

(vi)            The expressions "the date of this Agreement", "on this date", "on the same date of this instrument" and expressions of similar meaning shall be deemed to refer to the date entered on signature page of this Agreement;

(vii)           Any reference to a Section includes all of its clauses (e.g., "clause 10.1" includes clause 10.1 itself, and all sub-clauses numbered "10.1.x");

(viii)          The term "any" and similar terms shall be construed as "any and all" as appropriate;

(ix)             Any disclosure made in a representation and warranty or Exhibit or this Agreement shall be deemed to be a disclosure made for the purposes of all Clauses and Exhibits to this Agreement, to the extent that it is reasonably apparent that such disclosure should apply to such other devices, notwithstanding the omission of the specific cross-reference.

(x)          All references to Parties include their authorized successors, beneficiaries and assignees; and

(xi)          Except as expressly provided for in this Agreement, the counting of deadlines set forth herein will take place on calendar days. The counting of deadlines should occur as provided for in Article 132 of Brazilian Civil Code. Any deadline to expire on a day other than a Business Day will automatically be extended to the next Business Day.

2.	PRIMARY INVESTMENT, ACQUISITION OF SHARES AND FLIP

2.1.          Primary Investment. Subject to the terms and conditions set forth in this Agreement, Buyer irrevocably and irretrievably, upon fulfillment or waiver of Closing Suspensive Conditions, pursuant to Section VII below, as the case may be, undertakes to make a primary investment in the Company amounting to [*****] ("Primary Investment Amount"), through: (i) subscription of a number of common, registered shares, without par value, issued by the Company, calculated in accordance with the formula in Exhibit 2.1. ("Primary Shares"); and (ii) payment of Primary Shares, in national currency, also on the Closing Date.

2.1.1.       Sellers undertake to, at the Closing, attend the Closing AGE (as defined below) and assign, free of charge, their preemptive rights for subscription of Primary Shares to Buyer.

2.1.2.        If the Closing occurs between the First Deadline and the Second Deadline, the value of Down Payment (as defined below) shall be fully deducted from Primary Investment, not taking into consideration the amounts received by the Company by way of fine and interest for late payment arising from the default in the delivery of Bank Guarantee or Down Payment.

2.2.           Acquisition of Shares: Subject to the terms and conditions set forth in this Agreement, (a) Buyer shall, irrevocably and irretrievably, upon fulfillment or waiver of Suspensive Conditions to Closing under Section 7 below, as the case may be, on Closing Date, acquire and receive from Sellers and company , and (b) each of the Sellers and the Company shall, irretrievably, upon fulfillment or waiver of Suspensive Closing Conditions pursuant to Section 7 below, as the case may be, transfer and deliver to Buyer, on Closing Date, 901,655 Shares , fully subscribed and paid, free and clear from any and all Encumbrance , except as otherwise provided in this Agreement (the " Acquired Shares").

2.2.1.         On the Closing Date, Buyer will receive all Acquired Shares from Sellers and the Company, to be paid as described below:

(i)	As set out in Clause 4.1 below, on the Closing Date, Buyer will pay to Company and Sellers the Initial Amount, corresponding to 432,130 Shares, subject to the formula provided in Exhibit 2.2.1 (i) ("Initial Amount"), distributed among Sellers as follows:

Seller Initial Amount	Number of Shares Sold
Fernando	97,235
Inovabra	209,258
Star4	2,704
Marcelo	15,382
Wagner	20,998
Capelati	3,135
Candian	5,117
Faé	5,354
Leandro	2,975
Carolina	6,803
Ribas	7,140
Artuzzi	2,601
Treasury	53.428
Total	432,130

(ii)	As set out in Clause 5.1 below, on the Payment Date of Earn-Out 2022 Amount (As defined below), Buyer will pay to Sellers the Earn-Out 2022 Amount for 71,259 Shares, which total value, deferred and conditional, shall result from the application of the formula provided for in Exhibit 2.2.1(ii) ("Earn-Out 2022 Amount ").

Seller Earn Out 2022 Amount	Number of Shares Sold
Fernando	9,723
Inovabra	23,251
Marcelo	17,305
Wagner	17,180
Capelati	1,881
Candian	1,919
Total	71,259

(iii)	As set out in Clause 5.2 below, on the Payment Date of Earn-Out 2023 Amount (As defined below), Buyer will pay to Sellers the Earn-Out 2023 Amount for 148,800 Shares, which total value, deferred and conditional, shall result from the application of the formula provided for in Exhibit 2.2.1(iii) ("Earn-Out 2023 Amount ").

Seller Earn Out 2023 Amount	Number of Shares Sold
Fernando	136,129
Marcelo	1,923
Capelati	6,271
Candian	4,477
Total	148,800

2.3.           Flip. Also on Closing Date, and subject to the terms and conditions set out in this Agreement, the Zenvia Amount Sellers (listed in the table below) shall, immediately after the acquisition of Primary Investment and Acquisition of Shares Initial Amount, contribute to Purchaser’s capital (“Increase of Purchaser’s Capital”), based on their par value (or cost value, whichever is lower), 249,466 Corporate Shares (“Shares- Contribution”), and receive a certain number of shares issued by the Company (“Zenvia Brasil Share Sellers”). IN a prompt subsequent act, Zenvia Inc shall approve an increase of its capital, to be subscribed and paid by Zenvia Amount Sellers (being both increases of capital collectively referred to as “ Flip ”), upon contribution of all Zenvia Brasil Shares Sellers at their price cost and Sellers shall receive, in consideration subject to the number of Zenvia Inc. Class A Shares, free and clear from any Encumbrances (except for the Lock-Up set out in this Agreement), to be calculated based on the formula set out in Exhibit 2.2.2 (“Zenvia Shares”). The Parties hereby agreed that the Flip shall be carried out upon contribution of Shares – Contribution directly in increase of Zenvia Inc capital (without previous increase of Zenvia Brasil capital) if Purchaser’s advisors complete, up to Closing Date, which may be made without adverse effects to Zenvia and Zenvia IPO and, give notice of this opinion to Zenvia Amount Sellers, with a reasonable advance that allows the organization of an alternative structure for Flip

Seller - Zenvia Shares	Number of Shares Sold
Fernando	243,087
Marcelo	3,846
Capelati	1,254
Candian	1,279
Total	249,466

2.3.1.          The Parties and Zenvia Inc., after its adhesion to this Agreement, undertake to perform all acts and to take all necessary measures to ensure that Flip is approved and implemented on the Closing Date, including the procurement of the assessment reports required for the operations provided herein and the approval of all matters required by law (in particular the Law of jurisdiction applicable to Zenvia Inc.) as part of the Closing.

2.3.2.          The negotiations with Zenvia Shares, received by Zenvia Shares Sellers will be subject to a lock-up for the shortest period between (i) 12 (twelve) months from the Closing Date and (ii) the lock-up to which the other Zenvia executives receiving Zenvia Shares in the Zenvia IPO will be subject; provided that the minimum lock-up period required by applicable law in the jurisdiction in which the Zenvia IPO takes place should always be fulfilled. After the Lock-Up period, Sellers – Zenvia Shares must be free to dispose of their Zenvia Shares, and Zenvia Inc. undertakes to take all measures that may be necessary to allow shares to become freely tradable on stock exchanges where Zenvia's other shares are listed for trading.

3- DOWN PAYMENT AND BANK GUARANTEE

3.1            Down payment and Bank Guarantee. Notwithstanding any provision hereunder, and irrespective of Seller’s compliance with the obligations to be fulfilled until the First Deadline (as definied below), as conditions for execution of this Agreement, Purchaser undertakes to pay to the Company, up to May 31, 2012 (“First Deadline”), as a prepayment of Primary Investment or Break-Up Fee (as provided below) (as the case may be), the amount of [*****] (“Down Payment”), by means of electronic transfer of immediately available Funds -TED to Company’s bank account mentioned in Exhibit 3.3. In accordance with the provisions of this Agreement:

(i)	if the Closing occurs until the First Deadline, the Down Payment will not be due by Buyer to the Company and there will be no deduction from the amount of the First Payment of the Initial Amount;

(ii)	if the Closing occurs between the First Deadline and August 31, 2021 ("Second Deadline"), the Down Payment already paid must be deducted from the amount of the Primary Investment; Or

(iii)	if the Closing does not occur by the Second Deadline, the Down Payment already paid will treated as mentioned in Clause 10 below.

3.1.1        The provisions of this Agreement governing the cases of loss and refund of Down Payment prevail over the provisions of Articles 418 to 420 of Brazilian Civil Code.

3.1.2.         As a guarantee of payment of Down Payment on the First Deadline, Buyer undertakes to provide Company, within twenty-five (25) days from the execution of this Agreement, with a bank guarantee issued by a first-line financial institution among those listed in Exhibit 3.1.2, in an amount corresponding to Down Payment, which shall establish that the payment of funds subject to the bank guarantee shall be made on the Business Day following First Deadline, if Sellers notify the financial institution issuing the security bank, with copy to Buyer, stating that the Closing did not occur until the Deadline and that the Buyer has not fulfilled its obligation to pay the Down Payment up to such date ("Bank Guarantee").

3.1.3          Without prejudice to the right of Sellers to terminate this Agreement pursuant to Clause 16.2 below, if Buyer does not submit a Bank Guarantee to the Company within the period set out in Clause 3.1.2 above or does not pay the Down Payment until the First Deadline, Buyer will be required to promptly deposit in Company’s current account set in Exhibit 3.3 the amount subject to Bank Guarantee or Down Payment, plus interest for late payment of [*****], and [*****] fine, as adjusted for inflation; being understood that the amount of the fine and interest for late payment: (a) will not be deducted from the First Payment of the Initial Amount, if the Closing occurs until the Second Deadline; and (b) will be added to the Break-Up Fee value (as defined below) for the purposes of Clause 8.5 below;

4.	PAYMENT OF INITIAL AMOUNT

4.1.           Initial Amount. As provided for in Clause 2.2.1(i), the Initial Amount shall be paid in two (2) steps, both on the Closing Date: (i) the first payment, regarding 53,428 Shares held by the Company in treasury, pursuant to Clause 4.3 below; and (ii) the second payment, relating to the acquisition of 378,702 Shares of the other Sellers, pursuant to Clause 4.4 below.

4.2.           Notice of Estimated Net Debt. Within three (3) Business Days prior to the Closing Date, the Seller in Charge shall send a Notice to Buyer, pursuant to Section 6 below, stating the estimated amounts of Working Capital and Net Debt for the Closing Date (respectively, "Estimated Working Capital" and "Estimated Net Debt"), for the purposes of calculating the Initial Amount to be paid by Buyer on the Closing Date (Notice of Closing). The determination of Estimated Net Debt shall take into account the adjustments foreseen in the definition of Net Debt.

4.3.           First Payment of Initial Amount. On the Closing Date, Buyer will pay to the Company the amount of the First Payment of the Initial Amount, calculated in accordance with item (i)(2) of Exhibit 2.2.1(i) ("First Payment of Initial Amount"), in national currency, through electronic transfer of immediately available funds - TED to the Company's bank account , set out in Exhibit 3.3, or to another bank account that may be informed by the Company in reasonable advance.

4.4.           Second Payment of Initial Amount. On the Closing Date, immediately after the First Payment of the Initial Amount, Buyer will pay to Initial Amount Sellers the amount of the Second Payment of Initial Amount, based on the formula provided for in the item (i)(3) of Exhibit 2.2.1(i), ("Second Payment of Initial Amount"), in national currency, by means of electronic transfer of immediately available funds – TED to the bank accounts of Initial Amount Sellers, provided for in Exhibit 3.4, or to other bank accounts that may be provided by Sellers with reasonable advance notice , in the proportions established in item (ii)(2) of Exhibit 2.2.1(i).

4.5.           Post-Closing Adjustment. The Parties acknowledge that the Initial Amount will be calculated and paid based on an assessment of Company that took into consideration the Estimated Working Capital and Estimated Net Debt, and which, therefore, is subject to post-closing adjustment as explained below ("Initial Amount Adjustment") , only in the event that the Initial Amount Adjustment amount exceeds the Minimum Adjustment Value of Initial Amount.

4.5.1.         Within ninety (90) days from the Closing Date, the Company shall hand to the Parties a notice containing (i) Audited Balance Sheet Q1 2021, as provided below (if this sheet has not been delivered prior to Closing) and Company and its Subsidiaries consolidated financial statements for the base Closing Date Date, subject to the limited review by an independent auditor ("Closing Financial Statements"); (ii) the Initial Amount calculated on the basis of the formula in Exhibit 2.2.1(i); (iii) the amount of the Company's Net Debt and Working Capital on the Closing Date, based on Closing Financial Statements ("Effective Net Debt" and "Effective Working Capital", respectively); (iv) calculation of the Adjustment of Initial Amount in the terms detailed below ("Notice of Adjustment of the Initial Amount"):

(i)	The Initial Amount will be calculated based on the formula set out in Exhibit 2.2.1(i) and will be subject to the Net Debt and Working Capital adjustments described in items (ii) to (vi) below;

(ii)	If the Effective Working Capital exceeds the Estimated Working Capital, the Initial Amount will be increased by the amount which the Effective Working Capital exceeds the Estimated Working Capital;

(iii)	If the Effective Working Capital is lower than the Estimated Working Capital, the Initial Amount will be reduced by the amount which the Estimated Working Capital exceeds Working Capital Effective;

(iv)	If Effective Net Debt exceeds Estimated Net Debt, Initial Amount will be reduced by the amount which Effective Net Debt exceeds Estimated Net Debt;

(v)	If the Effective Net Debt is lower than the estimated net debt amount, the Initial Amount will be increased by the amount at which the Effective Net Debt is less than the Estimated Net Debt; and

(vi)	If the Initial Amount Adjustment results in a positive number lower, or a negative number higher than [*****] on behalf of Buyer or Sellers ("Minimum Adjustment Value of Initial Amount Adjustment"), no amount shall be due by either Party.

4.5.2.          Within fifteen (15) days after receiving the Notice of Adjustment of Initial Amount, Buyer shall send to the Seller in Charge , and Seller in Charge shall send Buyer a notice expressing their (i) consent to the calculation of the Initial Amount Adjustment ("Notice of Acceptance of the Initial Amount") or (ii) disagreement with the calculation of the Initial Amount Adjustment ("Notice of Disagreement of the Initial Amount"), in which case the provisions of Clauses 6.1 and following will be observed.

4.5.3.          Initial Amount Adjustment Payment Date.

(i)	If the Initial Amount Adjustment results in a negative number (i.e. for the Buyer's benefit) that is less than the Minimum Amount of the Initial Amount Adjustment (i.e. if the amount due to Purchaser is higher than [*****], the total amount of the Negative Initial Amount Adjustment will be paid by the Sellers to Buyer, proportionately to their respective holdings (without joint and several liability) in relation to all Corporate Shares. Payment must take place within 15 (fifteen) days thereafter, the first to occur between: (a) receipt of the last Notice of Acceptance of the Initial Amount sent by the Parties; (b) the implementation of the Amicable Agreement - Initial Amount as set out in Clause 6.4; (c) the completion of Initial Amount Opinion, as per Clause 6.5; or (d) the course of mentioned in clause 4.5.2 above has been provided without any manifestation by the Parties (Date of Payment of Initial Amount Adjustment), by means of electronic transfers of immediately available funds– TED to Buyer's bank account to be appointed by the latter with reasonable advance.

(ii)	If the Initial Amount Adjustment results in a positive number (i.e. for the benefit of Sellers) that is greater than the Minimum Amount of Initial Amount Adjustment (i.e. if the amount due to Sellers is higher than [*****], the total amount of positive Initial Amount Adjustment will be paid to Sellers Initial Amount in a single installment, on the Payment Date of Initial Amount Adjustment, through electronic transfers of immediately available funds – TED to Initial Amount Sellers’ Bank Account mentioned in Exhibit 3.4, or for other bank accounts that may be informed by the latter with reasonable advance notice, subject to the proportion described in item (ii) of Exhibit 2.2.1(i).

5.          PAYMENT OF THE EARN-OUT AMOUNT 2022 AND EARN-OUT 2023 AMOUNT

5.1.            Earn-Out 2022 Amount . Subject to the terms and conditions set forth in this Agreement, Buyer undertakes, on the Payment Date of Amount Earn-Out 2022, make payment of the Earn-Out 2022 Amount to Earn-Out 2022 Amount Sellers, subject to the proportion set out in Exhibit 2.2.1(ii).

5.1.1.          Within five (5) days after submitting Company and its Subsidiaries’ consolidated financial statements from March 31, 2021 to March 31, 2022, subject to review by independent auditor (Audited Balance Sheet Q1 2022), the Company shall hand to the Parties : (a) a copy of Audited Balance Q1 2022, as well as the details required for the calculation of Amount Earn-Out 2022; and (b) the calculation of the Earn-Out 2022 Amount, providing supporting documentation required for verification of such calculation ("Earn-Out 2022 Amount Notice ").

5.1.2.          Within 15 (fifteen) days after receiving the Earn-Out 2022 Amount Notice, Buyer shall send to Seller in Charge , and Seller in Charge shall send to Buyer, a notice establishing, in relation to the Earn-Out Amount Notice 2022, its (i) agreement ("Earn-Out 2022 Amount Acceptance Notice") or (ii) disagreement ("Earn-Out 2022 Amount Disagreement Notice") , in which case the provisions of Clauses 6.1 and following shall be met.

5.1.3.           The Earn-Out 2022 Amount shall be paid as described in Clause 5.1.4 below, within fifteen (15) days thereafter, as applicable: (a) the receipt of the Earn-Out 2022 Amount Acceptance Notices sent by both Parties; (b) the performance of the Amicable Agreement – Earn-Out 2022 Amount, as per Clause 6.4; (c) the completion of Earn-Out 2022 Amount Opinion, as per Clause 6.5; or (d) the course of period of Clause 5.1.2 above without any manifestation of the Parties, whichever occurs first (Payment Date of the Earn-Out 2022 Amount ).

5.1.4.           The Earn-Out 2022 Amount shall be paid to Earn-Out 2022 Amount Sellers in a single installment, on the Earn-Out 2022 Amount Payment Date, through electronic transfers of immediately available funds – TED to the Bank Accounts of Earn-Out 2022 Amount Sellers set out in Exhibit 3.4, or to other bank accounts that may be provided by Earn-Out 2022 Amount Sellers with reasonable advance notice, subject to the proportion described in item (ii) of Exhibit 2.2.1(ii).

5.2.             Earn-Out 2023 Amount. Subject to the terms and conditions set forth in this Agreement, Buyer undertakes, on the Date of Payment of Earn-Out 2023 Amount, pay the Earn-Out 2023 Amount to Earn-Out 2023 Amount Sellers , subject to the proportions set out in item (ii) of Exhibit 2.2.1(iii).

5.2.1.           Within five (05) days after the submission of Company and its Subsidiaries consolidated financial statements for the period from March 31, 2022 to March 31, 2023, subject to limited review by independent auditor (Audited Balance Sheet Q1 2023) , the Company shall submit to the Parties: (a) a copy of Audited Balance Sheet Q1 2023, as well as the details required for the calculation of the Earn-Out 2023 Amount ; and (b) the calculation of Earn-Out 2023 Amount and production of supporting documentation required for verification of such calculation ("Notice Earn-Out 2023 Amount").

5.2.2.           Within fifteen (15) days after receiving the Earn-Out 2023 Notice Amount, Buyer shall send to Seller in Charge , and Seller in Charge shall send Buyer a notice expressing, in relation to Earn-Out Amount Notice 2023 , their (i) agreement ("Earn-Out 2023 Amount Acceptance Notice") or (ii) disagreement ("Earn-Out 2023 Amount Disagreement Notice"), in which case it will comply with the provisions of Clauses 6.1 et seq.

5.2.3.           The Earn-Out 2023 Amount shall be paid as described in Clause 5.2.4 below, up to 15 (fifteen) days after, as applicable: (a) the receipt of Earn-Out 2023 Amount Acceptance Notices sent by both Parties; (b) the implementation of the Amicable Agreement - Earn-Out 2023 Amount, as per Clause 6.4; (c) the completion of the Earn-Out Amount Opinion 2023, as per Clause 6.5; or (d) the course of the period mentioned in Clause 5.2.2 above, without any manifestation by the Parties, whichever occurs first (Payment Date of the Earn-Out 2023 Amount ).

5.2.4.           The Earn-Out 2023 Amount shall be paid to Earn-Out 2023 Amount Sellers in a single installment, on the Payment Date of the Earn-Out 2023 Amount Adjustment, through electronic transfers of immediately available funds – TED to the bank accounts of Earn-Out 2023 Amount Sellers set out in Exhibit 3.4, or to other bank accounts that may be provided by Earn-Out 2023 Amount Sellers with reasonable advance notice, subject to the proportion described in item (ii) of Exhibit 2.2.1(iii).

5.3.             Quarterly Follow-up. Notwithstanding the provisions of Section 5, Buyer and Seller in Charge shall meet on quarterly basis, in order to monitor Company's Gross Profit and Net Debt growth, and record whether there is any disagreement regarding the methodology and accounting criteria for the calculation of such numbers. The Agreement of the Parties on the criteria and methodology pointed out shall bind the Parties in any future discussions as to the effective value of Earn-Out 2022 and Earn-Out 2023.

6.          PROCEDURES APPLICABLE TO ACQUISITION

6.1.           Rules Applicable to Sending Notices. Any Notices sent by Seller in Charge to Buyer will be sent on behalf of the other Sellers (which will be copied only for acknowledgement purposes), who hereby agree that they shall not be entitled to send another Notice or disagree and/or change such notice, and the procedure provided herein shall bind all Sellers for all purposes.

6.1.1.         Notices under SPA 4TI. 4TI Sellers hereby appoint the Seller in Charge as their faithful attorney, with powers to receive and send, on their behalf, any notice, notification, or communication relating to the determination and payment of Initial Amount, Initial Amount Adjustment, Flip and Earn-Out 2022 Amount. The mandate provided for in this Clause is granted in an irrevocable and irretrievable manner, as a business condition, subject to Article 684 and sole paragraph of Article 686 of the Civil Code.

6.1.2.         Earn-Out 2022 Notifications. Specifically in discussions on establishment and payment of Earn-Out 2022 Amount, 4TI Sellers, represented at all times by Vanderlei and Inovabra, shall also receive all notices, notifications or communications; and Notices sent by Sellers (as well as Notices sent by 4TI Sellers under SPA 4TI) will only be considered valid when signed by the Seller in Charge and Vanderlei and Inovabra.

6.2.           Notice of Disagreement. The Notices of Disagreement mentioned in Clauses 6.2.1, 5.1.2 or 5.2.2, shall describe in a specific and reasonably detailed manner the basis of such disagreement, with suggestion of corrections to be made in the calculation of that value and the respective value to be taken into consideration. All other calculation elements not expressly disputed in the respective Notice of Disagreement shall be deemed to be definitive, binding and conclusive between the Parties for the purposes of payment of amounts due under this Agreement ("Uncontroversial Amounts").

6.3.           No Notice of Acceptance or Notice of Disagreement. If both Parties, Buyer and Seller in Charge, fail to send the Notice of Acceptance or Notice of Disagreement in a timely manner within the time limit, as the case may be, in Clauses 4.5.2, 5.1.2 or 5.2.2 above, the calculation of value provided for in the respective notice presented by the Company shall be deemed as final, binding and conclusive for all purposes hereunder. If only one of them, Seller in Charge or Buyer, fail to send Notice of Acceptance or Notice of Disagreement in a timely manner, it shall be considered that the defaulting party has fully accepted the terms of the Notice received, taking into account the amount set out in the respective definitive, binding and conclusive notice for all the purposes of this Agreement.

6.4.           Amicable Agreement. If a Notice of Disagreement is sent in a timely manner to Buyer or Seller in Charge (as the case may be), the Parties shall make their best efforts to, within fifteen (15) days from receipt of the Notice of Disagreement in question, negotiate in good faith and seek consensus regarding the divergences relating to the calculation of the value set out in the respective Notice of Disagreement ("Amicable Agreement "). Seller in Charge will negotiate directly with Buyer on behalf of the other Sellers, who agree and authorize the Seller in Charge to enter into an Amicable Agreement with Buyer which shall be definitive, binding and conclusive for all purposes set forth in this Agreement.

6.5.           Review Audit. If the Parties do not reach an Amicable Agreement in relation to Initial Amount, Earn-Out 2022 Amount or Earn-Out 2023 Amount (as the case may be) within the period referred to in Clause 6.4 above, the divergences set out in the relevant Notice of Disagreement shall be subject to the analysis and decision of an audit firm to be chosen by common agreement by the Parties within thirty (30) days from the deadline for the Amicable Agreement. If the Parties do not reach an agreement, the Audit Firm presenting the lowest value proposal for the performance of its services will be selected. This audit firm shall produce a conclusive opinion on the calculations and amounts subject to divergences between the Parties, as per the following terms and conditions (Opinion):

(i)           The Audit Firm shall consider the divergent and/or controversial items and amounts as expressly disputed in the Notice of Disagreement and others arising, in each case, with the depth that the Audit Firm deems necessary for such analysis;

(ii)          The Audit Firm shall consider, in its analysis, the accounting criteria specifically provided for in this Agreement or in its Exhibits or, in their absence, those used in the Base Financial Statements;

(iii)          The amount to be determined by the Audit Firm in the Opinion shall not, under any circumstances, be lower than the lowest value or higher than the highest value reported in the respective Notice of Disagreement, which will serve as limits for Audit Firm;

(iv)          The Opinion shall be produced by the Audit Firm and delivered simultaneously to the Parties, within thirty (30) days from its procurement;

(v)           The Opinion shall be final, binding and conclusive for the Parties, unless material errors occur and, in this case, Buyer or Seller in Charge may report such error to the Audit Firm, in writing and with a copy to the other Party, so Audit Firm may immediately correct said error and send a rectified version of the respective Opinion; and

(vi)          It is hereby agreed that both Sellers and Buyer may, together, meet with the Audit Firm, in order to clarify the methodologies used in their respective calculations for the determination of the amounts, provided that the methodology to be used by the Audit Firm must be the one provided for in item (ii) above. The Parties, the Company and its Subsidiaries shall cooperate with the Audit Firm, providing all information and documents reasonably requested by it within the shortest possible time, but in no event within more than ten (10) days from its procurement.

(vii)          Costs with audit firm. If the amount assessed by the Audit Firm in the Opinion is closer to the amount initially reported by the Seller in Charge in its Notice to Buyer, all costs related to the procurement of Audit Firm will be solely borne by Buyer. Likewise, if the amount assessed by the Audit Firm in the Opinion is closer to the amount reported by Buyer in the respective Notice of Disagreement submitted to Seller in Charge , all costs of the contract shall be solely borne by Sellers.

6.6.           Payment of Uncontroversial Amounts. For clarification purposes, if a Notice of Disagreement is sent and as long as there is no Amicable Agreement pursuant to Clause 6.4, or Opinion (regarding Initial Amount, Earn-Out 2022 Amount and Earn-Out 2023 Amount, as the case may be) is not completed, as set forth in Clause 6.5 , Buyer will only be required to pay Sellers the Uncontroversial Amount under Clause 6.2 above, if any.

6.7.           Default. The failure to pay amounts due pursuant to Sections 4, 5 and 6 within the established period shall subject the debtor to adjustment for inflation based on IPCA variation from the expected date of payment to the actual date of payment, plus interest on late payment of [*****], and [*****] fine on the adjusted value. In the event of arrears of Earn-Out 2022 Amount for more than thirty (30) days from the Payment Date of the Earn-Out 2022 Amount , as established in Clause 5.1.3: (i) the Earn-Out 2023 Amount will expire in advance, considering the maximum amount that can be reached by applying the formula set out in Exhibit 2.2.2 (iii), assuming a Net Debt equal to zero; and (ii) the Non-Competition Period must be automatically terminated. In the event of late payment of the Earn-Out 2023 Amount for more than 30 (thirty) days from the Payment Date of the Earn-Out 2023 Amount, the Non-Competition Period shall be automatically terminated.

6.8.           Discharge of Prices Owed by Buyer. For the purposes of amounts owed by Buyer as an Initial Amount, Earn-Out 2022 Amount and Earn-Out 2023 Amount, the confirmation of receipt of TEDs regarding these amounts in Sellers’ and Company’s bank accounts (pursuant to Exhibits 3.3 and 3.4 (as applicable) or to other bank accounts that have been reported by Sellers or the Company reasonably in advance), subject to the proportions established in Exhibits 2.2.1(i), 2.2.2.1(ii) and/or 2.2.1(iii) above (as the case may be) will imply automatic granting of the most complete, broad, irrevocable and irretrievable discharge in relation to the amounts received by Sellers and by the Company to Buyer (as the case may be), without the need for execution of any other instrument.

6.9.           Secured Fiduciary Sale. As a guarantee of the payment regarding Earn-Out 2022 Amount and Earn-Out 2023 Amount, Buyer shall constitute a secured fiduciary sale on behalf of the Earn-Out 2022 Amount Sellers, Earn-Out 2023 Amount Sellers and 4TI Sellers on common shares representing fifty percent plus one (50% + 1) shares issued by the Company at any time ("Encumbered Shares"), in accordance with the Agreement for Secured Fiduciary Sale of Shares to be executed between the Parties on Closing Date ("Contract for Secured Fiduciary Sale of Shares"). The Contract for Secured Fiduciary Sale of Shares must be registered and filed with the Register of Deeds and Documents of the District of São Paulo/SP; and (b) in the Company's Registered Shares Register.

7.          SUSPENSIVE CONDITIONS

7.1.           Suspensive Conditions on Closing. Without prejudice to clauses 7.2 and 7.3 below, the Parties’ obligation to perform the acts on Closing is subject to the following Suspensive Conditions ("Parties’ Suspensive Conditions "):

(i)             The performance of Zenvia IPO; And

(ii)             Non-existence of any Law prohibiting, suspending, changing, postponing or limiting, in any way, the performance of operations provided for in this Agreement and its Exhibits or questioning its validity or legitimacy.

7.2.           Suspensive Conditions at Closing by Buyer. 1 Buyer's obligation to perform its acts upon Closing is subject to the following Suspensive Conditions, that must be fulfilled by Sellers and/or by the Company, as the case may be, until or on the Closing Date, unless waived in writing by Buyer ("Buyer's Suspension Conditions"):

(i)             Corporate Shares - Sellers shall be free and clear of any Encumbrance, except as provided for in the Exhibit (B) or as a result of Venture Debt (as set out below);

(ii)             the Fundamental Representations and Warranties of Sellers shall be true and correct on Closing as if they were provided on that date (provided that representations and warranties given on a specific date shall be true and correct only on said date);

(iii)          the other representations and warranties of Sellers set out in Clause IX shall be true and correct (in all its relevant respects) on Closing, as if they were provided on the Closing Date (notwithstanding that the representations and warranties provided on a specific date shall be true and correct, in all its relevant respects, only on such date), in accordance with the provisions of Clause 9.1.1 below;

(iv)          Sellers, Company and its Subsidiaries shall have fulfilled all their obligations under this Agreement by the Closing Date; furthermore, the Company and its Subsidiaries shall have conducted their activities in its Ordinary Course;

(v)          no Material Adverse Effect shall have occurred between this date and Closing Date;

(vi)          (a) all shares and/or any other equity rights to which Sellers or any Third Party may be entitled due to Company’s or its Subsidiaries’ stock options or similar plans shall be subscribed and paid until the Closing Date and, after Closing, there will be no stock option or similar plans, or outstanding cash or related obligations; and (b) Marcelo’s Purchase Option has been exercised; (c) the minutes of Company’s Special Meeting attached to this instrument as Exhibit 7.2(vi) must have been registered (“AGE conversion PNB”); (d) the books of registration and transfer and Company’s registered share must be regularized for equity interests listed in Exhibit (A) and AGE Conversion PNB;

(vii)         authorizations listed in Exhibit 7.2 (vii) must have been obtained;

(viii)        Fernando is expected to continue to head Corporate business, just as is on this date;

(ix)          only in the event that the Closing did not occur by the First Deadline, the Company shall have delivered, within the terms set forth in Clause 7.2.1 below, Company’s and its Subsidiaries’ Consolidated Financial Statements, for the period from March 31, 2020 to March 31, 2021, subject to the limited review of an independent auditor (Audited Balance Sheet Q1 2021), without any exceptions, prepared in accordance with IFRS-IASB accounting rules and US GAAS and/or PCAOB standards, as per Clause 7.2.1 below, or: (a) if Sellers do not deliver the Audited Balance Sheet Q1 2021 within the period set out in Clause 7.2.1; and (b) the Contract remains in force after the Second Deadline, the financial statements enabling Zenvia IPO to be held;

(x)          the Company shall have provided Buyer with the report of Purchase Price Allocation ("PPA") in relation to all its Subsidiaries;

(xi)          the restitution of Smarkio's shares to Smarkio's sellers shall not have occurred, and the transference of the Company’s control according to this Contract must have been subjected to a waiver by Smarkio’s Sellers, in case the price has still not been paid; and

(xii)         all Company and its Subsidiaries employees who worked in the Company as of January 1, 2020 must have entered into terms of assignment of intellectual property rights on behalf of the Company.

(xiii)        Buyer acknowledges that the Precedent Condition referred to in Clause 7.2(ix) : (i) will be deemed fulfilled upon the Delivery Audited Balance Sheet Q1 2021 up to May 9, 2021, provided that (1) the Balance Sheet Q1 2021 has been issued in US GAAS and/or PCAOB standard and (2) the audit opinion does not contain reservations (even if independent audit of Buyer or Zenvia Inc., or any Government Authority requests changes to, or point out inconsistencies or request clarification on, the Audited Balance Sheet Q1 2021); (ii) will be automatically waived without any liability to Sellers, if the Zenvia IPO occurs by the First Deadline; and (iii) will be automatically waived without any liability to Sellers if the deadline of May 9, 2021 is not met, but the Zenvia IPO is still held by the Second Deadline.

7.2.1.1.           If: (a) Sellers have not delivered the Audited Balance Sheet Q1 2021 by May 9, 2021; (b) Closing has not occurred until the Second Deadline due to the absence or delay in the delivery of Audited Balance Sheet Q1 2021; and (c) the Agreement remains in force beyond the Second Deadline under the terms set forth herein, the Precedent Condition referred to in Clause 7.2(viii)  shall be replaced by Seller’s obligation to deliver, up to a time limit set in good faith and in writing by Buyer's legal advisors as a deadline to enable the performance of Zenvia IPO in a new window, the audit of financial statements, without reservations, enabling the Zenvia IPO to be held, applying mutatis mutandis to the provisions of Clause 7.2.1 above.

7.2.1.2.           Without prejudice to the provisions of Clause 7.2.1 above, Sellers undertake, in good faith, to make their best efforts to comply with reasonable requests made by Buyer's or Zenvia Inc.'s independent audit, or any Government Authority, as soon as possible.

7.2.2.             The Parties acknowledge that Buyer's Suspensive Conditions have been established for Buyer's sole and exclusive benefit. Therefore, the Parties agree that Buyer may, at its sole discretion, waive compliance with such Buyer's Suspension Conditions that may not be implemented until the Closing Date or until the date provided for in the respective Precedent Condition, by sending written communication to the other Parties. If Buyer waives any of Buyer's Suspensive Conditions and, provided that the other Suspensive Conditions have been implemented and/or waived, as the case may be, Buyer, Company and Sellers will be required to implement the obligations hereunder.

7.2.3.            The Sellers and/or the Company and its Subsidiaries, as the case may be, undertake to perform, diligently and in good faith, all acts reasonably necessary for the implementation of Buyer's Suspension Conditions and notify Buyer of compliance with all Buyer's Suspensive Conditions within two (02) Business Days as from the date of full compliance with Buyer's last Suspensive Condition, except for those which, by their nature, shall be fulfilled only on the Closing Date. To avoid any doubts, the provisions of this Clause shall not imply any obligation of Sellers, the Company or the Subsidiaries to make payments to any Third Party to obtain consent that is necessary for the Operation.

7.3.              Suspensive Conditions for Closing by Sellers. The obligation of each Seller to perform their acts on Closing is subject to the following Suspensive Conditions, which shall be fulfilled by Buyer until the Closing Date, unless they are waived, in writing, by Sellers ("Sellers' Suspensive Conditions" and, along with Buyer's Suspensive Conditions and Parties’ Suspensive Conditions, the “Suspensive Conditions"):

(i)          Buyer's representations and warranties contained herein shall be true and correct on Closing, as if they were provided on the Closing Date (provided that the representations and warranties given on a specific date shall be true and correct only on such date); And

(ii)          Buyer shall have fulfilled all of its obligations under this Agreement by the Closing Date.

7.3.1.           The Parties acknowledge that the Sellers’ Suspensive Conditions have been established for the sole and exclusive benefit of Sellers. Therefore, the Parties agree that Sellers may, at their sole discretion, waive compliance with one or more of the above-mentioned Suspensive Conditions of Sellers that may not be implemented until the Closing Date, by sending written communication to Buyer. If Sellers waive any Seller’s Suspensive Conditions and provided that the other Suspensive Conditions have been implemented and/or waived, as the case may be, Buyer, Company and Sellers will be required to implement the obligations hereunder.

7.3.2.         Buyer undertakes to perform, diligently and in good faith, all acts reasonably required for the establishment of Sellers’ Suspensive Conditions and notify Sellers of compliance with all Sellers’ Suspensive Conditions within two (2) as from the date of full compliance with the last of Sellers’ Suspensive Condition, except for those that, by their nature, should be fulfilled only on the Closing Date.

7.4.           Mutual Cooperation Duty. The Parties shall cooperate with each other in good faith so that the Suspensive Conditions described in this Section 7 are implemented and verified in the shortest possible time, performing the acts and taking the necessary steps to do so; each Party shall immediately give notice to the other Parties, subject to the applicable Law, with respect to any act, fact or omission that they may become aware, whether or not they may cause an impact in the verification of any of the Suspensive Conditions.

8.          CLOSING

8.1.           Closing. Subject to the terms and conditions set forth in this Agreement, the closing of Acquisition of Shares ("Closing") shall occur: (a) on the last Business Day of the month where Zenvia IPO is held; or (b) on another date mutually agreed by the Parties. The day where Closing occurs will be considered the "Closing Date".

8.1.1.         The Parties acknowledge that the obligation to fulfill the Closing is solely subject to the verification or waiver (by the applicable Party) of the Suspensive Conditions. Once the compliance and/or waiver of the entire Suspensive Conditions has been verified, the obligations to enter into the Closing acts shall be fully and automatically effective.

8.2.           Place. Unless the Parties agree to perform Closing online, pursuant to Clause 8.2.1 below, the acts related to Closing will be carried out at Pinheiro Neto Advogados' office, at Rua Hungria, 1100, in the City of São Paulo, and the Parties, by themselves or by their duly appointed legal representatives shall appear for the formalization of the legal business agreed in this Agreement.

8.2.1.        Formalization of Closing Acts by electronic means. The Parties acknowledge and agree that certain documents required for the formalization of the Closing provided for in this Agreement may be signed electronically, using the DocuSign platform, and only electronic signatures made through a digital certificate validated pursuant to the Brazilian Public Key Infrastructure ICP-Brazil, pursuant to Provisional Measure No. 2.200-2/2001, will be considered valid. The Parties irrevocably and irretrievably acknowledge that in the event of the Closing as set out in this Clause 8.2.1 , the execution of Transaction Documents by digital certificate shall be deemed authentic, valid and fully effective for all purposes of law, constituting an extrajudicial enforceable instrument, as provided for in Article 784 of the Code of Civil Procedure.

8.3.           Closing Acts. Without prejudice to other actions required to implement the legal business established in this Agreement, the Parties and, as the case may be, the Consenting Intervening Parties or Zenvia Inc, undertake to perform the acts described below until the Closing Date (unless waived in writing by the Parties):

(i)	Execute a closing agreement, establishing a statement by each Party, (a) confirming the representations and warranties, in accordance with Clauses 7.2(ii), 7.2(iii) and 7.3(i); and (b) attesting the fulfillment and/or waiver (by the applicable Party) of all Suspensive Conditions;

(ii)	exercise of all SOPs that still remain open on the Closing Date and, if it was not exercised until Closing, the exercise of Marcelo's Purchase Option;

(iii)	signature by Sellers, 4TI and the Company, of the Termination of Shareholders' Agreement-2019, giving discharge to the Company;

(iv)	payment of the Primary Investment Amount by Buyer;

(v)	payment of the First Payment of Initial Amount and Second Payment of Initial Amount by Buyer;

(vi)	holding Company’s Shareholders Special Meeting, in order to formalize: (a) the increase in Corporate Capital for the purposes of Primary Investment; and (b) the amendment to Company’s Articles;

(vii)	approval of increase of Purchaser and Zenvia Inc, or just Zenvia, Inc.’s capital, as set out in Clause 2.3 after performing Flip acts;

(viii)	Registration of Flip at the Central Bank of Brazil;

(ix)	Execution, by the Parties, of Company's share transfer book, formalizing the transfer of Acquired Shares– Sellers by Sellers (including the Company) to Buyer;

(x)	performance of the Agreement for Secured Fiduciary Sale of Shares by Buyer and other relevant parties and annotation of such Secured Fiduciary Sale of the Encumbered Shares in the Company's Registered Shares Register;

(xi)	production and receipt of a waiver agreement by the Company's directors, except for those whose permanence is agreed between the Parties, granting mutual and reciprocal release to the directors and the Company and its Subsidiaries in relation to the acts carried out during the period where such directors held their positions and performed their tasks in the Company and/or its Subsidiaries, except for acts or omissions and frauds identified thereafter;

(xii)	approval, from Company and its Subsidiaries bodies, of Company's business plan to be previously agreed between Buyer and the Main Executive Partners, based on the principles set out in the Exhibit 8.3 (xii) ("Business Plan");

(xiii)	if not yet delivered by such date, Sellers will deliver to Buyer a file in USB format or other recoverable digital media, with all documents and information made available by Sellers and the Company in the Virtual Data Room; and

(xiv)	Performance of Closing acts provided for in SPA 4TI; and

(xv)	Zenvia Inc.’s adhesion to the Contract, as a guarantor of Buyer's obligations.

8.3.1.            All acts of Closing and obligations set out in Clause 8.3 above shall be deemed concurrent, being agreed that no act and/or obligation shall be deemed to have been effectively performed until all other acts and/or obligations of the Closing have been terminated, unless the Parties agree otherwise in writing or expressly established in this Agreement.

8.4.        Taxes. Notwithstanding any other provision of this Agreement, all Taxes and fees relating to transfers, documents, endorsements, notary fees, sales, use, records and other Taxes or similar fees, imposed by any Government Authority in connection with the transactions hereunder shall be borne by the Party upon which the obligation is imposed by applicable Law. None of the amounts to be paid by one Party to another as a result of this Agreement will suffer any accruals due to any applicable Taxes, including withholding taxes.

8.5.         Break-Up Fee. If Closing does not occur by the Second Deadline and in accordance with the provisions of Clause 16.3.1 the Down Payment made by Buyer (plus fine and interest on arrears arising from the late delivery of bank Guarantee or payment of the Down Payment) will be retained on behalf of the Company as a compensatory fine ("Break-Up Fee ").

8.5.1.      The failure to pay the Break Up Fee will subject Buyer to adjustment for inflation based on IPCA variation from the expected date of payment to the actual date of payment, plus interest on late payment of [*****], and [*****] on the adjusted amount, without prejudice to the company's right to request the financial institution that issued the Bank Guarantee to enforce the obligation to pay the Break-Up Fee, immediately and regardless of Notice to Buyer.

9.            REPRESENTATIONS AND WARRANTIES

9.1.         Representations and warranties from the Company and the Sellers. Subject, at all times, to the provisions of Exhibits of this Clause 9.1 , as well as all documents and information made available by Sellers and the Company in Virtual Data Room until 02.04.2021, in accordance with the USB file or other type of recoverable digital media to be provided and encrypted by Intralinks and which will be delivered to Buyer by the Closing Date, the Company and its Subsidiaries, jointly and severally represent and warrant to Buyer that the following information is true, complete, correct and accurate on this date and that, in accordance with the provisions of clause 9.1.1 below, will continue to be true, complete, correct and accurate on the Closing Date, as if they had been provided on such date:

(i)          Organization and Capacity. The Company, and each of its Subsidiaries, is a company duly incorporated and existing in accordance with the laws of Brazil. The Sellers, the Company and its Subsidiaries have full capacity to: (a) enter into this Agreement and all documents which execution is provided herein; and (b) fulfill the obligations hereunder, and complete the operations contemplated in this Agreement and in the Transaction Documents. The execution and formalization of this Agreement and other Transaction Documents by Sellers and the Company, as well as the fulfillment of their respective obligations have been duly approved and authorized by all proper acts, including corporate approvals, where applicable.

(ii)          Binding Effect. This Agreement constitutes a legal, valid and binding obligation of Sellers, Company and its Subsidiaries, enforceable in accordance with its terms.

(iii)        No Breach, Consents . The Sellers, the Company and its Subsidiaries declare and warrant that (a) the performance and formalization of this Agreement and other Transaction Documents, (b) the fulfillment of any and all of their obligations under this Agreement and other Transaction Documents and (c) the implementation of the operations established in this Agreement and the other Transaction Documents , do not (I) infringe, conflict, result in default of obligation of Sellers under any contract where they are parties, or create Encumbrance on the Shares; (b) (I) violate the Shareholders' Agreement-2019, to the extent that the Shareholders' Agreement-2019 will be terminated at Closing; (II) violate or conflict with any Law to which Sellers, the Company, its Subsidiaries or any of their Shares, assets, credits or properties are subject; or (III) depend on any condition, consent, approval or authorization of, Notice to, or filing or registering with, or contract with, any Person, entity, judgment or Governmental or Regulatory Authority. In order to avoid doubts, this statement does not capture the maturity or non-compliance of contracts executed by the Company, which are the subject of the declaration in clause 9.1 (xxi) .

(iv)      Organizational Acts, Capital and Shares. On this date, Company’s subscribed and paid-in Capital amounts to BRL 24,488,751.41, divided into 1,274,723 Shares, being 1,011,334 common shares and 263,389 Class A preferred shares. On Closing Date, immediately before the Primary Investment, the Company’s capital shall be divided into one million two hundred seventy-four thousand, seven hundred twenty-three (1,274,723) shares, being (i) eight hundred ninety-two thousand three hundred fifty-eight (892,358) common, registered shares without par value; (ii) two hundred sixty-three thousand three hundred eighty-nine (263,389) Class A preferred, registered shares and without par value; and (iii) one hundred eighteen thousand nine hundred seventy-six (118,976) Class B preferred, registered shares, without par value.

(v)          Ownership. (a) Sellers and the Company will be, on the Closing Date, the lawful and sole holders, and owners of all Corporate Shares - Sellers, with all they represent, including the right to profits, dividends, bonuses and any rights conferred thereto. On the Closing Date, all Shares of the Company and its Subsidiaries will be duly authorized, issued and, except as provided for in Exhibit (B) , by Agreement for Purchase and Sale of Smarkio Shares, the Shareholders' Agreement-2019 (and, if applicable, until the Closing Date by Venture Debt) they shall be fully paid up, free and clear from any and all Encumbrances, including, without limitation, any subscription rights, options or other rights to acquire any shares or any other securities issued by the Company and/or its Subsidiaries or any other securities from any other company which may confer on its respective holders any issued by the Company and/or its Subsidiaries, upon the exercise of such rights, or that could be converted into, or exchanged for shares issued by the Company and/or its Subsidiaries, issued or in the process of issuing. Except for this Agreement, SOPs and Marcelo’s Purchase Option and by Agreement for Purchase and Sale of Smarkio Shares, the Sellers have not entered into any agreement or made any commitment (and have not caused the Company to enter into any agreement or make any commitment) to any Person to dispose of or otherwise transfer any of the Shares. On this date, there are no (except for SOPs and Marcelo’s Purchase Option), and on the Closing Date there will be no outstanding subscription rights, options, stock options, phantom shares, subscription bonuses, convertible securities or other rights, contracts, agreements, obligations or commitments related to or granting any Person a right to purchase or other form of acquisition of any share of the Company and/or its Subsidiaries or by obliging Sellers or the Company to issue or sell any shares or other stake in the Company and/or its Subsidiaries, other than those provided for in this Agreement. After the Closing Date, upon subscription of the Primary Shares, direct acquisition of Corporate Shares – Sellers, the Flip and the indirect acquisition of Corporate Shares - 4TI: (a) Zenvia Inc. and Buyer will become the sole and lawful holders, directly or indirectly, of all Shares, free and clear from any and all Encumbrance, and may fully exercise all political and property rights inherent to them and (b) on the Closing Date, the Company shall remain the sole and lawful owner of the number of Smarkio shares set out in Exhibit (D).

(vi)         Preemptive Right. Except for the Shareholders' Agreement-2019, which shall be terminated on the Closing Date, and the Agreement for Purchase and Sale of Smarkio Shares no Person (a) has the right, in contract or otherwise, to compel Sellers or the Company to issue or sell shares or any other securities representing the capital of the Company and/or its Subsidiaries, or any other security or securities, convertible or not, or with political or economic rights relating to the Company and/or its Subsidiaries; or (b) has any Preemptive Right, right of resale, subscription or acquisition right, joint sales right, options or other similar rights to subscribe, acquire or sell any shares issued by the Company and/or its Subsidiaries and/or any other securities representing Company and/or its Subsidiaries capital.

(vii)       No Litigation regarding Shares. Neither the Company nor its Subsidiaries, nor the Sellers have received any written Notice or subpoena (in person or through the electronic system of the Courts (e-CAC, SAJ, PJE etc.) or any other arbitration system) from any Governmental Authority (in any case an "Official Notice") of pending lawsuits, proceedings, investigations or judicial proceedings, filed or brought against Sellers, the Company and/or its respective Subsidiaries, which affect, or are reasonably expected to affect the Actions, or impose limits of any nature, on the Shares or on the rights or ownership of Sellers on the Shares, or prohibit, or reasonably expected to prohibit or restrict Sellers’ or Company’s capacity, with respect to Shares: (a) to dispose of the Shares; or (b) fulfill any of the transactions described in this Agreement and other Transaction Documents.

(viii)      Other Equity Interests/Subsidiaries. Except for the investment in Smarkio, the Company has no direct or indirect equity interest in any other Person. The Company does not only have branches. Smarkio has only one (1) branch, located in the city of Itajubá, State of Minas Gerais. The Company has no obligation to hold an interest in the Capital of any other company, or to be part of any consortium, joint venture or other business agreement with any Person. The Company is part of the Agreement for Purchase and Sale of Smarkio Shares which, inter alia, grants certain differentiated rights to the other Smarkio Shareholder, and such document has been provided and became known to Buyer.

(ix)         Intellectual Property.

(a) The Company and/or its Subsidiaries are the sole and lawful owners and holders of all Intellectual Property Rights which, together with the Intellectual Property Rights referred to in item (b) below, are necessary and sufficient for Company and/or Subsidiaries business activities, as they carried out on this date, even if the works, inventions, Software, technologies or other tangible or intangible assets subject to such Intellectual Property Rights have been created, designed, developed or enhanced by Third Parties, individually or jointly with the Company and/or its Subsidiaries , under the supervision and instructions of the Company and/or its Subsidiaries, or under contracts entered into between the Company and/or its Subsidiaries and Third Parties ("Own IP Rights"). The Company had the registration of the mark "D1" rejected by the National Institute of Industrial Property, and the matter is under discussion at the National Institute of Industrial Property - INPI.

(b) Except for the rejection of “D1” Trademark application by the National Institute of Industrial Property, the Company and/or its Subsidiaries are the lawful licensees of all Intellectual Property Rights which, together with the Own IP Rights, are necessary and sufficient for the businesses of the Company and/or its Subsidiaries as carried out on this date. The Third Party Software and applications used by the Company and/or each of its Subsidiaries, used in the conduct of its activities, have been duly licensed by the Company, and/or its Subsidiaries, as applicable, and have been and are used in accordance with the Law and in strict compliance with the terms of such licenses, in all relevant respects. Any and all payments due in respect of the use of Third-Party Software are duly paid.

(c) The complete list of the Software, including the Platforms, trademarks and trademark, patent and patent applications that are part of the Own IP Rights, is set out in Exhibit 9.1(ix)(c). All Own PI Rights which registration is mandatory for due legal protection are duly registered or are the subject of applications for registration in Brazil and/or in other countries where the Company and/or its Subsidiaries operate, as applicable, and identified individually in that Exhibit, without any opposition from Third Parties to date, being understood that none of the Software held by the Company is registered. All fees related to these registrations and applications were fully paid in timely manner, and all documents required to its effectiveness and maintenance of these records were produced before the relevant registry bodies in a timely manner.

(d)  There are no licenses, sublicenses and there was no execution of any other relevant agreements, where the Company and/or its Subsidiaries are licensors, subject to which any Person is authorized to use any of the Own IP Rights, except for those regarding the Company and its Subsidiaries with their customers, agents, or distributors.

(e) Except for the rejection of “D1” Trademark application by the National Institute of Industrial Property, no Own IP Right is subject to any Encumbrance, complaint, judgment, injunction, order, decree or pending agreement that restricts its use by the Company and/or its Subsidiaries or restricts its licensing by the Company and/or its Subsidiaries to any Person.

(f) There are no royalties, fees or other overdue payments to be made to any Person by virtue of the ownership, development, use, license, sale or disposal of intellectual property rights by the Company and/or its Subsidiaries.

(g) Except for the rejection of “D1” Trademark application by the National Institute of Industrial Property, neither the Company, its Subsidiaries nor the Sellers have received any notice of any infringement, expropriation, misuse or violation of Third Party Intellectual Property Rights, and the Company and its Subsidiaries do not infringe, expropriate, misuse or violate any Third-Party Intellectual Property Right. The Company took all necessary measures to avoid any violations and, at the best of Sellers’ belief, the development, manufacture, use, offer, sale or license of any product from the Company and/or its Subsidiaries, including the Platform, do not violate, misuse, or breaches any Intellectual Property Rights from Third-Parties.

(h) The fulfillment of the operation established herein shall not result in the loss, by the Company or its Subsidiaries, of any Own IP Right. The Company and its Subsidiaries own or have the right to legitimate use of the Intellectual Property Rights necessary to enable them to proceed with their business as carried out until the date of execution of this Agreement.

(l) Sellers have taken all reasonable steps to protect and preserve the confidentiality of Company and its Subsidiaries confidential information, including platform source codes, supplier customer-related information, and pricing. None of this information has been disclosed to any Third Party that has not signed a confidentiality agreement (except directors, employees or service providers of the Company and/or its Subsidiaries whose access was necessary in conducting the business of the Company and its Subsidiaries).

(j) The Company and its Subsidiaries comply, in all relevant respects, with all licensing terms applicable to the Third-Party Software used, including the open source Software included or not on the Platform. The open codes used by the Company and/or its non-Subsidiaries: (1) require licensing, disclosure or distribution of the source code to any other Person; (2) require the Company or its Subsidiaries to transfer and assign any Intellectual Property Rights to any other Person; (3) prohibit or limit the receipt of a claim in connection with the licensing or otherwise distribution of any Software; (4) allow any Person to decompile, disassemble or reverse the engineering of any Proprietary Software or Information Technology System of the Company or its Subsidiaries; and (5) infringe the Intellectual Property Rights of any Third Party.

(k) Exhibit 9.1(ix)(k) provides for a complete list of electronic addresses (domains) that (i) are registered on behalf of the Company and/or its Subsidiaries on this date and (ii) will be transferred to the Company by the Closing Date, there are no other domains or domain names in use by the Company and/or its Subsidiaries.

(l) All Own IP Rights, especially the Platforms, were developed internally or upon request by employees and/or service providers hired by the Company and/or its Subsidiaries to, among other duties, create, develop and improve such Own IP Rights, under the orders of the Company and/or its Subsidiaries and using technical and financial resources held by the Company and/or its Subsidiaries. Subject to Sellers’ best knowledge and belief, there is no employee, service provider of the Company and/or its Subsidiaries, any Third Party or any Person (including Sellers and their respective Affiliates and Related Parties) who has any right, claim, opposition or demand in relation to the effective ownership of the Own IP Rights – which solely and exclusively belong to the Company and/or its Subsidiaries.

(x)           Information Technology. The Company and its Subsidiaries have taken reasonable steps and have implemented consistent procedures to ensure that the digital infrastructure and service delivery ("IT Systems") internally used by them are free of malicious code. The Company and its Subsidiaries have taken reasonable steps to maintain the security and integrity of their IT Systems. According to Sellers’ reasonable belief, there were no unauthorized intrusions or security breaches that could compromise IT Systems. To the best of Sellers’ knowledge and belief, the Company and its Subsidiaries have implemented security patches or updates that are generally available for IT Systems.

(xi)           Privacy. (a) The Company and its Subsidiaries comply, in all relevant respects, with applicable laws relating to the privacy and protection of personal data. (b) All information available in the Database was collected in accordance with applicable Laws at the time of collection, including with express, free and informed consent of the respective data subjects, where such consent is necessary for the maintenance of the data by the Company pursuant to applicable Laws, being worth noting that Sellers and the Company make no representations and warranties as to obtaining express consent , free and informed by the clients of the Company and its Subsidiaries. (c) The Company and its Subsidiaries process the information present in the Database in accordance with and within the limits of applicable laws and only for processing purposes that comply with applicable laws. (d) Neither the Company nor any of its Subsidiaries has received any Official Notice alleging non-compliance with data protection standards. (e) The Company and its Subsidiaries have no dispute with any Data Protection Person, including requests for anonymization, blocking or deletion of data. (f) The Company and its Subsidiaries have taken all legally required measures, so all information provided for in the Database were protected against damages, losses and access, use, modification or disclosure that were not expressly authorized. (g) Except as provided for in Exhibit 9.1(xi), neither the Company nor its Subsidiaries suffered any security accident which exposed their Data Base, whether wholly or in part, to unauthorized access, use, modification or disclosure. (h) Sellers and the Company are not aware of any act or fact that may have cause the leak, improper use, share or treatment of data in violation of the applicable legislation.

(xii)          Financial Statements, Absence of Hidden Liabilities. The Base Financial Statements, which have been provided and are included in this Agreement as Exhibit 9.1(xii): (a) are true, correct and complete, in all of its relevant aspects, being prepared in accordance with the governing Law and Company and its Subsidiaries Bookkeeping (as the case may be), consistently on the date they were assessed and in accordance with past practices adopted by the Company or its Subsidiaries (As the case may be), and being able to be lawfully reconciled with books and registers held for tax purposes by the Company and its Subsidiaries; (b) provide, in accurate manner, in all relevant aspects, the wealth status, as well as transaction proceeds and changes in financial status, as applicable, pertaining to the Company or its Subsidiaries within relevant periods; and (c) were prepared in accordance with Brazilian GAAP, consistently throughout the periods covered by said financial statements, including with respect to accounting provisions. Except as otherwise provided for in this Agreements and its Exhibits,, as except for the specifications provided for in the Base Financial Statements, on the base date of such Financial Statements, neither the Company, or any of its Subsidiaries had a Indebtedness, liabilities, obligation or responsibilities, whether overdue or to become due, that are not settled or from any other nature not established in the Base Financial Statement and that, according to Brazilian GAAP, should be established in such Company’s statements. The accounting books and registers belonging to the Company and its Subsidiaries are, in all relevant aspects, true, correct and full, being prepared in accordance with the applicable Legislation. The accounting books are, in all of its relevant aspects, duly bookkept and full, being kept in accordance with the good business practices, and express, in all of its relevant aspects, and subject to the Law, all transactions comprising Company’s and its Subsidiaries’ business and activities, without an error or omission, and without any changes in any accounting practice or method, expect as for those required by the applicable Law. The audit opinion related to Base Financial Statement has one reservation.

(xiii)         No Material Adverse Effect. After the date of the Base Financial Statements there has been no extraordinary event or circumstance that may result in a Material Adverse Effect.

(xiv)         Bank Debt. Except as provided in the Data Room, neither the Company nor its Subsidiaries have any Debt on this date. Except as provided for in the agreements made available in the Data Room, the Company and its Subsidiaries are not responsible for any Indebtedness or breach in the performance of any other Person's obligations.

(xv)        Assets. The Company and its Subsidiaries are legitimate owners, holders or, as the case may be, lessors, of all assets used and necessary for the performance and development of their business ("Assets"). All Assets are in good operating conditions (except for normal wear and tear) and, except for Smarkio Shares, as provided for in Exhibit (B) and Exhibit 9.1(xv), are free and clear of any Encumbrance except in the Ordinary Course. The Assets owned, leased or used by the Company and its Subsidiaries are sufficient to carry out the business as currently conducted.

(xvi)       Accounts Receivable. The items receivable from the Company and its Subsidiaries reflected in the Base Financial Statements and all receivables subsequent to that date: (i) represent legal, valid and binding obligations of the respective debtors, enforceable in accordance with their terms for services already effectively provided or for delivered products; (ii) result from services actually provided regularly, within the Ordinary Course of Business; (iii) may be charged in full, in accordance with the procedures provided for by law, for the amount recorded in the Basic Financial Statements; (iv) are not subject to any legal or arbitration proceedings or proceedings initiated by or on behalf of the Company or its Subsidiaries; and (v) have a level of default provisions consistent with the Company's and its Subsidiaries’ past practices. Neither the Company, nor its Subsidiaries, nor Sellers have received any notice of any relevant dispute or claim regarding the value or validity of such accounts receivable. In order to avoid any doubt, Sellers do not guarantee that the Company and its Subsidiaries will receive the amounts provided in their receivables.

(xvii)       Accounts Payable. All accounts payable by the Company and its Subsidiaries reflected in the Base Financial Statements represent valid obligations arising, in all relevant respects, from goods and services actually provided to the Company or its Subsidiaries.

(xviii)      Guarantees. The Company and its Subsidiaries are not guarantors of any liability or obligation (including personal Guarantees) of Sellers or any Third Party. Except for guarantees provided in the contracts provided for in the Data Room, neither the Company, nor its Subsidiaries have provided any aval guarantees, guarantee or endorsement on behalf (a) of the Company itself; (b) of its Subsidiaries; (c) of Sellers; (d) any Third Party; and (e) its Related Parties.

(xix)       Taxes. Neither the Company, nor its Subsidiaries, nor Sellers have received any Official Notice claiming that the Company or any of its Subsidiaries is a party to any claim, action, lawsuit, complaint, investigation, inquiry, arbitration, mediation or other type of action or process, whether judicial or administrative, individual or collective ("Demand") of a Tax nature. The Company and its Subsidiaries presented, in a timely manner to the competent tax authorities, all statements, forms and tax reports related to the Company, the Subsidiaries and their respective assets, properties, businesses and activities. These statements faithfully reflected all tax obligations of the Company and its Subsidiaries, as well as their respective businesses and activities in the relevant periods, in all its relevant aspects.

(a)	Neither the Company nor its Subsidiaries were subject to inspection, audit or other examination of Taxes noticed through Official Notice. There are no sharing, allocation, indemnification agreements for taxes, contributions or the like in force between, on the one hand, the Company or any of its Subsidiaries and, on the other hand, the Sellers or any Related Parties for which the Company or its Subsidiaries may be liable for any Taxes. The provisions for Taxes in the Base Financial Statements of the Company and its Subsidiaries and in subsequent interim balance sheets are sufficient for the payment of all Taxes that were not paid on the dates of these Base Financial Statements and for all periods subsequent to that date, as required by Brazilian GAAP. Except for installments made available in Data Room, neither Company nor its Subsidiaries have taken or are parties to any installment program or payment program in arrears.

(b)	Tax Incentives. Except for the incentive arising from the Good Law, which is pending approval, as provided in the Data Room, the Company and its Subsidiaries do not benefit from any tax incentive program except for those who benefit indistinctly from all taxpayers performing activities subject to the incentive.

(xx)	Labor Issues .

(a) the Company and its Subsidiaries comply, in all its relevant aspects, with all applicable Labor and Social Security Laws and Agreements (including collective bargaining), relating to its employees and service providers, including, without limitation, those related to wages, registration, FGTS, working hours, overtime, equitable labor practices, health, safety, payment of social security and others similar taxes.

(b) all contributions, premiums, payments, interest or fines that must be paid, made or provisioned by the Company and its Subsidiaries in relation to labor or social security obligations, including payments to the INSS and FGTS were made on their respective due dates or earlier.

(c) on this date, all employees of the Company and its Subsidiaries under Consolidation of Labor Laws (CLT) are hired for an indefinite period.

(d) except as disclosed in Data Room, neither the Company nor its Subsidiaries have been summoned or notified of any legal, administrative or arbitration proceedings involving labor, social security or social security contribution proceedings against them. Except as disclosed in Data Room, there is no pending Claim against the Company or its Subsidiaries before any Governmental Authority or entity competent to resolve labor or social security disputes, as direct, joint and several or subsidiary liability and there is no pending formal claim or, in the best knowledge of the Company and the Sellers, threatened claims against the Company or its Subsidiaries , before the Government Authority with jurisdiction to decide on labor or social security disputes.

(e) except as provided for in Exhibit 9.1(xx)(e), there was and there is no plan, program, benefit, incentive, insurance or special condition (including health insurance, social security plan, medical assistance plans, or complementary pension, loans, performance bonus, stock option plans, profit-sharing programs, bonuses or other benefits of any kind, whether formal or informal) offered or promised, formally or informally, to the managers, employees, or service providers of the Company and its Subsidiaries.

(f) The execution of this Agreement and the fulfillment of the operations provided herein shall not result in special payment, bonuses, or increase of Salary to any employee, administrator, employee, provider or executive of the Company and/or its Subsidiaries.

(g) all records of professional councils and registrations with companies or authorities currently existing on behalf of the Company and its Subsidiaries are in force.

(i) there are no strikes, outages or ongoing blockades or, in the best knowledge of Sellers, threatened against the Company or its Subsidiaries.

(xxi)     Contracts. All Indebtedness agreement and all contracts, commitments or covenants, involving obligations or rights of the Company and its Subsidiaries in individual or aggregate value exceeding three hundred thousand Brazilian reais (BRL 300,000.00) per month (including contracts with clients representing seventy and five percent (75%) of the Company's revenues in the average of the last twelve (12) months as from January 1, 2020, and which are in effect on this date, whether verbally or in writing("Relevant Contracts") were made available in the Data Room or Exhibit 9.1 (xxi) (a). Each of the Relevant Contracts is in full force and effect and constitutes a valid, enforceable and binding obligation of their respective parties, in accordance with their terms. The Company and its Subsidiaries have fulfilled, in all its relevant respects, all contract obligations of the Relevant Agreements and they are not aware of the occurrence of any situation, fact, act, omission or event that, by providing notice, in the course of time, or both, resulting in a default in compliance by the Company, its Subsidiaries with any of these Relevant Agreements. Except as provided in Exhibit 9.1(xxi)(b), neither the Company, nor its Subsidiaries have executed any agreement, contract or covenant that restricts, limits and/or prevents the Company and/or its Subsidiaries from competing in, or performing any business or line of business in any segment. The Company and its Subsidiaries have adopted and continue to take reasonable steps to preserve the good relationship with customers and suppliers and to give strict and full compliance with each of the Relevant Agreements. To the best knowledge of Sellers, there is no circumstance that reasonably may prevent the renewal of each of the Relevant Agreements under the terms currently executed. There is no undeclared agreement that will guarantee future discounts or compensation to customers of the Company and its Subsidiaries. The execution of this Agreement does not create encumbrances on any assets, credits or assets of the Company and its Subsidiaries under any Relevant Agreement to which the Company and/or its Subsidiaries are parties or the Company and/or its Subsidiaries (including its respective Shares, assets, credits or assets) are subject or connected. The Relevant Agreements with customers do not provide for the imposition of a fine for breach of contract (excluding indemnification for losses) in an individual amount greater than fifty percent (50%) of the contracted amount. Except as provided in Exhibit 7.2(vii), and by Agreement for Purchase and Sale of Smarkio Shares, the execution of this Agreement and other Transaction Documents does not infringe, conflict, result in default, or early expiration or any violation of the terms of the Relevant Agreements.

(xxii)        Contracts with Customers. The Company and its Subsidiaries have been performing their activities with their customers on a regular basis. To the best knowledge of Sellers, the performance of this Agreement, the other Transaction Documents and their respective Exhibits by the Parties will not result in the loss and impossibility of maintaining the regular portfolio of Company (and/or its Subsidiaries) customers and the continuity of the provision of services to those clients. There is no Demand filed by any of their respective customers and there are no known facts or circumstances that will make a Demand of such a nature, whether expected or imminent. To the best knowledge of Sellers and in all substantial aspects, no customers of the Company (or its Subsidiaries) in the last 12 (twelve) months, (a) claimed or threatened to terminate its business with the Company (or its Subsidiaries) or to significantly alter the terms and conditions of its respective current relationships, in both cases in writing, (b) claimed to be by the Company (or its Subsidiaries) any breach or non-compliance with the terms and conditions under contract. The amounts due by customers are accounted for in their entirety and there are no extensions, agreements, exchanges or alternative payment methods involving any client of the Company (or its Subsidiaries) that are not reflected in the Base Financial Statements. There are no benefits established with clients of the Company (or its Subsidiaries) relating to the services provided by the Company (or its Subsidiaries), whose beneficiary is not the Company itself and/or its Subsidiaries. The performance of this Agreement and other Transaction Documents shall not constitute early maturity or any breach of the terms of contracts with the Company's customers or its Subsidiaries.

(xxiii)       Operations with Related Parties. Except as provided in Exhibit 9.1(xxiii) , Sellers (or any of its Related Parties), representatives of the Company and/or its Subsidiaries (or any of its Related Parties) do not participate, directly or indirectly, in any transaction or contract with the Company or its Subsidiaries, including, without limitation, any leasing, licensing, supply, service and/or indebtedness, guarantee agreements.

(xxiv)       Real Estate. (a) Neither the Company nor its Subsidiaries own real estate properties. Exhibit 9.1(xxiv) lists all real estate rented or occupied by the Company and/or its Subsidiaries ("Properties"). The Properties are the only real estate rented, used or occupied by Company and/or its Subsidiaries for which they have any right or responsibility and each of the Properties is used or occupied for business purposes. (b) The Company and/or its Subsidiaries are legally entitled to use the Properties. The Company and/or its Subsidiaries are in physical possession and effective occupation of all properties on an exclusive basis, in relation to properties leased by the Company and/or its Subsidiaries through lease or sublease agreements ("Leases"); no right of occupation or usufruct has been acquired or, in the best knowledge of Sellers, is in the process of being acquired by any Third Party. (c) With respect to each of the Leases, to the best knowledge of Sellers, (1) all clauses and conditions contained in the Leases or, in any license, authorization or other supplementary document concluded in relation to the Leases, have been observed and executed to this date, in all its relevant aspects; (2) no relevant violation has been waived or tolerated; and (3) there is no Notice of violation of these clauses and conditions that has been received or, if received, that has not been properly resolved. No event has occurred, and no circumstances exist, in the best knowledge of Sellers, which is or can reasonably be expected to prevent the Company and/or its Subsidiaries from renewing leases.

(xxv)        Insurance. The insurance policies procured by the Company were made available in the Data Room, being understood that (a) they were acquired under market conditions; (b) are valid and are in effect and all premiums have been paid; (c) the Company and/or its Subsidiaries are the only beneficiaries of such insurance policies; (d) the Company and/or its Subsidiaries have not ceased to practice or give cause to any act that is reasonably expected to result in the refusal, by their insurers, indemnify them, as the case may be, upon the occurrence of insured events; (e) the Company's exchange of control of the Closing Date does not affect or in any way impair the coverage provided by the listed policies.

(xxvi)      Disputes. Except as provided in the Data Room and Exhibit 9.1(xxvi) , the Company and/or its Subsidiaries are not parties to any legal action or administrative or arbitration proceedings of any nature before any court or Governmental Authority, nor is it known to Sellers to have any threat of litigation. The Company and/or its Subsidiaries have not failed, and they are not in breach of any judgment, order, decision, warrant, injunction or order of any Governmental Authority.

(xxvii)      Brokers, Intermediaries and Legal Advisors. Except as provided for in Clause 12.3 below, Sellers are solely responsible, without co-responsibility or assignment of obligation to the Company and/or its Subsidiaries, for payment of all amounts due to brokers, intermediaries, investment banks, financial advisors, accounting and legal contracts for the operations set out in this Agreement. Except as provided for in Clause 12.3 below, if applicable, on the Closing Date there will be no outstanding payments to be made by the Company or its Subsidiaries to any broker, intermediary or advisor as a result of the transaction agreed in this Agreement or the other Transaction Documents.

(xxviii)    Power of Attorney. All powers of attorney in force that have been granted by the Company and/or its Subsidiaries, including powers to operate bank accounts and/or assume obligations of any nature in their respective names in any case related to their business are listed in Exhibit 9.1(xxviii) .

(xxix)      Environmental Issues. (a) The Company and its Subsidiaries are in good standing with respect to the environmental laws in force and there is no condition or event that constitutes an infringement or would cause any burden to the Company or any of its assets, projects or activities under said Laws. All past non-compliances, as applicable, have been resolved and there is no requirement for adoption or implementation of remediation under the Environmental Law. (b) The Company and its Subsidiaries have not received any Official Notice that any aspect of the Company's business, operations, projects or facilities is infringing any Environmental Law, or that the Company and its Subsidiaries are responsible, or potentially responsible for, the cleanliness or sanitation of any substance, anywhere. (c) To the best knowledge of Sellers, there was no condition and no event occurred with respect to any property that may have been held, at any time, by the Company and/or its Subsidiaries, that were sold, transferred or disposed, with respect to any lease that may have been terminated, which may, with or without notice, due to mere lapse of time, or both, cause any future liabilities to the Company o its Subsidiaries, in accordance with the Environmental Law.

(xxx)        Consumer Protection. The Company and its Subsidiaries meet the requirements of the Consumer Protection Act. In the best of Sellers, there are no acts, facts, omissions or circumstances that may represent non-compliance with the Consumer Protection Act by the Company or its Subsidiaries.

(xxxi)       Bank Accounts. All bank accounts on behalf of the Company and on behalf of its Subsidiaries in banks, national or foreign, as well as a list of persons empowered to move them, are listed in Exhibit 9.1(xxxi).

(xxxii)      Insolvency. Neither the Company nor its Subsidiaries are insolvent or unable to pay their debts on the due date or have stopped paying their debts at maturity, and there is no threat related to its assets that may affect the transaction under this Agreement. The Company and its Subsidiaries are under no circumstances being managed by a third party due to any arrangement with creditors, bankruptcy or reorganization proceedings. Sellers are not insolvent and there is no threat related to their assets that may affect the transaction under this Agreement. In particular, but without limiting the general nature of the previous statement: (a) the performance of this Agreement by Sellers shall not imply its insolvency; (b) the economic, financial and equity status of Sellers would not imply the frustration of any enforcement arising out of any dispute or demand existing against Sellers; and (c) there are no securities issued by Sellers or withdrawn against them that have been protested.

(xxxiii)     Good Practices. The Company, its Subsidiaries and Sellers, including through any employee, director or manager and, in the best knowledge of Sellers, any agent, consultant or any other Person, (i) has not violated or breached any Anti-Corruption Laws; (ii) did not offer, pay, commit to pay or promise to pay or authorize the payment of money or other valuables, contribution, expense reimbursement, gifted, gave benefits or delivered any kind of good to any person who is an officer, agent, official or representative of any Governmental Authority or to any political party, any candidate for public office or to offices of political parties , or to any other Person, knowing or having reason to believe that any or all part of the money or something of value offered, given or promised (a) would facilitate or seek to facilitate obtaining favorable treatment in business, (b) pay for favorable treatment in business, (c) facilitate or seek to facilitate the obtaining of special concessions or serve as payment for special concessions already obtained , in favor of or in relation to Sellers, the Company or its Subsidiaries, or (d) would represent violation of Anti-Corruption Laws. Neither the Company, nor its Subsidiaries, nor Sellers have conducted or initiated any internal investigation, received any complaint or other internal or external reports, complaints or allegations, or made voluntary, direct, or involuntary disclosure to any Government Authority in connection with any act of omission relating to any bribery, bribery, illegal payment, corruption or failure to comply with any Anti-Corruption Law. Neither the Company nor its Subsidiaries nor Sellers and, to the best knowledge of Sellers, none of the representatives of the Company, its Subsidiaries or Sellers, has received any notice, request or service, is part of any administrative, civil or criminal proceedings, or has been convicted or pleaded guilty to any current or potential non-compliance with matters contained in the first part of this item.

(xxxiv)     Company’s Permit and Licenses. As of this date, the Company holds the permits, licenses, approvals, authorizations and registrations, as relevant, required by the Government Authorities for the performance of its activities as currently performed (“Licenses”), which are in force or under renewal. Company’s business activities shall be carried out in accordance with said Licenses. There are no, to the best knowledge of Sellers, threaten actions, administrative proceedings or inquires that may cause loss, invalidation or non-renewal of said Licenses.

(xxxv)    Subsidiaries’ Permit and Licenses. To the best knowledge of Sellers, as of this date, the Subsidiaries hold the permits, licenses, approvals, authorizations and registrations, as relevant, required by the Government Authorities for the performance of their activities as currently performed (“Licenses”), which are in force or under renewal. Subsidiaries’ business activities shall be carried out in accordance with said Licenses. There are no, to the best knowledge of Sellers, threaten actions, administrative proceedings or inquires that may cause loss, invalidation or non-renewal of said Licenses

(xxxiv)     Absence of Other Representations and warranties. Except as provided in this Agreement, Sellers have not provided any additional Representations and Warranties to Buyer, express or implied, written or verbal, in connection with any matter subject to this Agreement.

9.1.1.      Update of Representations and Warranties. The Parties agree that, except for Sellers’ Fundamental Representations and Warranties, Sellers may, in good faith, update the Exhibits relating to the representations and warranties provided in Clause 9.1, provided that any updates: (a) may only refer to acts, facts or omissions occurring after this date or, exclusively with respect to representations and warranties that relate to a specific date or period , after the date or period to which they relate, (b) shall not exempt Sellers from any of the obligations under this Agreement; and (c) may not involve matters that constitute a Material Adverse Effect under this Agreement.

9.2.          Buyer and Zenvia Inc.’s Representations and warranties. Buyer hereby declares and warrants to Sellers (and Zenvia, Inc., as from its adhesion to this Agreement, shall represent and warrant to Sellers) that the following information is true, complete, accurate, correct and not misleading on this date (with respect to Buyer) and that it will remain true, complete, accurate, correct and non-misleading on the Closing Date (with respect to Purchaser and Zenvia Inc.), as if provided on the Closing Date:

(i)           Organization and Capacity. Buyer is a company duly incorporated and existing in accordance with the Laws of Brazil. Buyer has full capacity to: (a) enter into this Agreement and all documents which performance is established herein; and (b) fulfill the obligations assumed herein and perform the operations set out in this Agreement and in the Transaction Documents. Execution and formalization of this Agreement and the other Transaction Documents by Buyer and the fulfillment of their respective obligations have been duly approved and authorized by all necessary own acts, including corporate approvals, where applicable. No other measure, act, consent, authorization of any Governmental Authority, approval or action with any Person, Judgment, Governmental Authority or Regulator or any third party is required to authorize Buyer's signature, formalization and performance of this Agreement.

(ii)           Binding Effect. This Agreement constitutes Buyer's legal, valid and binding obligation, enforceable in accordance with its terms.

(iii)          No Breach, Consents. Neither buyer's signature and formalization of this Agreement, nor Buyer's compliance with any and all of its obligations under this Agreement, nor the implementation of the operations set forth in this Agreement, (a) violate or conflict with any statute, ordinance, Law, rule, regulation, license or permission, judgment or order of any judgment or other Governmental or Regulatory Authority to which Buyer is subject; or (c) depend on any consent, approval or authorization of, Notice to, filing or registration with, any Person, entity, judgment or Governmental or Regulatory Authority.

(iv)         Financial Statements, Absence of Hidden Liabilities. Buyer's unaudited Financial Statements, which have been provided and incorporated into this Agreement as Exhibit 9.2.1(iv): (a) are true, correct and complete, in all relevant respects, and have been prepared in accordance with applicable law and the bookkeeping of Buyer and Zenvia Inc. (as the case may be), consistently on the date they were assessed and in accordance with past practices adopted by Buyer and Zenvia Inc. (as the case may be), and may be legitimately reconciled with the books and records kept for the tax purposes of Buyer and Zenvia Inc.; (b) correctly present, in all relevant respects, the financial and equity position, as well as the results of the transaction and changes in the financial position, as applicable, of Buyer and Zenvia Inc. within the relevant periods; and (c) were prepared in accordance with Brazilian GAAP, consistently in all periods covered by these financial statements, including with respect to the provisions recorded. Except as provided in this Agreement and its Exhibits and except for the specifications contained in the Financial Statements of Buyer and Zenvia Inc., on the base date of such Financial Statements, neither Buyer nor Zenvia Inc. had Indebtedness, liabilities, obligation or liability, whether due or to become due, hidden, contingent, unsettled or of any other nature not reflected in the financial statements, and which, according to best accounting practices (including, in Buyer's case, Brazilian GAAP), should be reflected in the financial statements of Buyer or Zenvia Inc.. Buyer and Zenvia Inc.'s books and accounting records are, in all its relevant aspects, true, correct and complete and have been prepared in accordance with applicable law. The accounting books are, in all relevant respects, duly booked and complete, being maintained in accordance with good commercial practice and expressing, in all its relevant aspects, and in compliance with the requirements of the Law, all transactions involving the business and activities of Buyer and Zenvia Inc., containing no relevant error or omission, and there has been no change in any accounting practice or method , except for those required by applicable law.

(v)           Absence of Relevant Adverse Effect. After the date of the Financial Statements of Buyer and Zenvia Inc. there has been no extraordinary event or circumstance that may result in a Material Adverse Effect.

(vi)         Good Practices. Buyer, including through any employee, director or manager and, to Buyer's best knowledge, any agent, consultant or any other Person, (i) has not violated or violates any Anti-Corruption Laws; (ii) did not offer, pay, commit to pay or promise to pay or authorize the payment of money or other valuables, contribution, expense reimbursement, gifted, gave benefits or delivered any kind of good to any person who is an officer, agent, official or representative of any Governmental Authority or to any political party, any candidate for public office or to offices of political parties , or to any other Person, knowing or having reason to believe that any or all part of the money or something of value offered, given or promised (a) would facilitate or seek to facilitate obtaining favorable treatment in business, (b) pay favorable treatment in business, (c) facilitate or seek to facilitate the obtaining of special concessions or serve as payment for special concessions already obtained in favor of or in relation to Buyer, or (d) would represent violation of Anti-Corruption Laws. Buyer has appropriate practices and policies to avoid non-compliance with Anti-Corruption Laws by its employees, directors, managers, agents and consultants. Buyer has not conducted or initiated any internal investigation, received any complaint or other internal or external reports, complaints or allegations, or made a voluntary, direct, or involuntary disclosure to any Government Authority with respect to any act of omission relating to any bribery, unlawful payment, acts of corruption or non-compliance with any Anti-Corruption Act. Buyer does not and, in Buyer's best knowledge, none of the representatives of Buyer, has received any notice, request or service, is part of any administrative, civil or criminal proceedings, or has been convicted or pleaded guilty, in relation to any current or potential non-compliance with matters contained in the first part of this part.

(vii)         Knowledge. Buyer is an active institute in the relevant market, has knowledge and experience in transactional, financial and commercial matters of this nature, is perfectly capable of making an independent assessment of the merits and risks resulting from the Operation and to bear the economic risks associated with it. Buyer acknowledges that, except as expressly set forth in this Clause 9, none of Sellers, the Company (or its Subsidiaries), or any other Person acting in its interest has made any statement and warranty, express or implied, whether written or oral, as to any matter relating to this Agreement or as to the accuracy or completeness of any information that Sellers, the Company (or its Subsidiaries) or its representatives, have provided or made available to Buyer and its representatives in connection with its audit, in particular in relation to financial projections, business plans, budgets and/or forecasts related to the Company and its activities.

(i)            Sufficiency of Funds. Buyer has, on this date, or will hold up to First Deadline, as the case may be, sufficient funds to perform the procurement of Bank Guarantee and the Down Payment and to comply with all its indemnification obligations under this Agreement, with funds immediately available, in national currency. Subject to the performance of Zenvia IPO, Buyer will have sufficient funds to make the full payment of Purchase Price, with funds immediately available and in national currency.

(viii)        Insolvency. Buyer is not insolvent and there is no threat related to its assets that may affect the transaction under this Agreement. In particular, but without limiting the general nature of the previous statement: (a) the execution and performance of this Agreement by Buyer shall not result in its insolvency; (b) Buyer's economic, and financial situation would not imply in frustration with any execution arising out of any dispute or demand that exists against Buyer; and (c) there are no securities issued by Buyer or withdrawn against Buyer that have been protested.

(ix)          Absence of Other Representations and warranties. Except as provided in this Agreement, Buyer has not provided any additional representations and warranties to Sellers, express or implied, written or verbal, in connection with any subject matter of this Agreement.

10.           NO COMPETITION AND NO REQUEST FROM MAIN EXECUTIVE PARTNERS

10.1.        Restrictions on Main Executive Partners. Each of Main Executive Partners, individually, undertakes to, from the Closing Date and for an additional term of [*****] years from the date of maturity of the portion of Earn-Out 2023 (or as provided for in Clause 6.7 above) ("Non-Competition Period"), refrain from, directly or by intermediaries, and cause its Subsidiaries, their respective spouses, partners in a stable or equivalent union regime, ascendants and descendants to refrain from, in all Territories of Activity ("Non-competition obligation"):

(i)            compete with any of the Restricted Business;

(ii)           holding a direct or indirect interest, including participation as partners and/or shareholders, in any form or modality (e.g. by means of an usufruct or contract model for interest in economic or political rights, profit sharing, etc.), in any Person who develops, directly or indirectly, any of the Restricted Business or that is concerned with the development of any such Restricted Business, subject to the restrictions of this Clause does not prevent the passive investment in shares of companies that develop such Restricted Business, provided that in an amount less than five percent (5%) of its capital and that there is no involvement or interference by the Main Executive Partner concerned in the management or guidance of the business of such companies;

(iii)         accept a job offer, to provide advice or any services (including, without limitation, supply of labor, distribution, agency or commercial representation) within the restricted business, including consulting and similar, for a Person who has (or will have, after hiring Principal Executive Partners) restricted business as a relevant activity that generates revenue also relevant. In order to avoid any doubts, this item (iii) restricts the performance only in Persons who, under the terms of this Agreement, are "competitors", but do not restrict the performance in "customers" or potential "customers" of the Company and/or its Subsidiaries;

(iv)         persuade or attempt to attract any Person employed and/or hired by the Company or its Subsidiaries to leave their employment or terminate their contract relationship with the Company (or its Subsidiaries, as the case may be), and shall also refrain from employing in a contractual, temporary or unprofessional manner, employed, self-employed or autonomous, directly or indirectly, such Persons, nor assist Third Parties to use such Persons in any capacity or provide resources or any other type of support to the activity or business of Third Parties, being agreed that the obligation described above shall not apply to employment opportunities and/or contract (a) resulting from an advertisement to the general public not specifically directed to Persons employed and/or contracted by the Company or its Subsidiaries, or (b) offered to Persons who have ceased to be employed and/or procured by the Company or its Subsidiaries for more than six (6) months and without any involvement of the Main Executive Partner in question; and

(v)           induce or attempt to influence, directly or indirectly, any customer, supplier or service provider of the Company or its Subsidiaries to terminate their respective supply, service agreement or any other contract entered into with the Company or any of its Subsidiaries, nor induce or attempt to influence such Persons to terminate, reduce or deviate from the business held with the Company or any of its Subsidiaries.

10.1.1.	Buyer hereby agrees that they will not be considered as a violation of non-competition obligations: (i) to participate as an investor (angel or otherwise) or in any other way in companies that do not develop Restricted Business (including Pay Systems Serviços de Informática Ltda., which is now Fernando’s investee); (ii) teach classes in educational institutions; (iii) exclusive or collective mentoring; or (iv) development, in any position, of business involving: (a) cryptocurrencies; (b)blockchain as long as not related to Restricted Business; (c) artificial intelligence as long as not related to Restricted Business; (d) Non-customer-facing communications platform such as machine-to-machine communication (IoT), networks and the like; ( e) cloud computing infrastructure and telecom (including 5G); and (f) quantum computing.

10.1.2.	If one or more Principal Executive Partners remain with Relevant Bonds after the end of the Non-competition period, the Parties shall, in good faith, negotiate extensions of the non-competition obligation.

10.2.        Fines; Losses and Damages. In the event of non-compliance with Clause 10.1, Buyer shall notify the infringing Executive Partner, who shall have a period of thirty (30) days to address the default indicated. If the violation of Clause 10.1 is not met, the Infringing Main Executive Partner shall pay Buyer a non-compensatory, contract fine corresponding to the amount applicable to each Chief Executive Member in Exhibit 10.2 . This fine (a) shall be applied without prejudice to the provisions of Sections 12 and 15, (b) may, at Buyer's discretion, be offset against any amount that is in place to the defaulting Executive Partner under this Agreement, and (c) even if required and paid (one or more times), shall not exclude the Principal Executive Partners, their Subsidiaries, their respective spouses, partners in a stable or equivalent union regime to continue to comply with the provisions of Clause 10.1 for the periods set out herein.

10.2.1.     Failure to pay the fine due under Clause 10.2 shall subject the debtor to adjustment for inflation based on IPCA variation from the expected date of payment to the actual date of payment, plus interest on late payment of [*****], and [*****] on the adjusted amount.

10.3.       Consideration. The Parties agree that the amounts received by the Main Executive Partners include a portion intended to compensate Main Executive Partners for the obligations assumed herein, and no additional payment will be due to the Main Executive Partners in this regard, for the period mentioned in Clause 10.1 above. Likewise, the Parties agree that receipt of the fine provided for in Clause 10.2 shall not affect Buyer's right to obtain additional compensation for Losses suffered under Section 13.

11.          CONFIDENTIALITY

11.1.     Confidentiality. In accordance with Clause 11.1.2, Parties, Consenting Intervening Parties and, after its adhesion to this Contract, Zenvia Inc. undertake to maintain confidentiality and not to disclose or make public to any Third Party, without the prior consent of the other Parties (1) the terms and conditions of the Transaction Documents and their Exhibits (except the Secured Fiduciary Sale of Warranty Actions, in the form of Clause 6.9); and (2) any information, relating to the other Parties, the Company or its Subsidiaries, to which it has had or will have access depending on the transactions contemplated in this Agreement ("Confidential Information"). Confidential Information shall not be considered information that (a) is or will become in the public domain for reason other than non-compliance with the obligation of confidentiality of this Clause; (b) were already proven to be aware of the Receiving Party of information at the time of such disclosure; or (c) have been lawfully received by either Party from Third Parties not subject to any obligation of secrecy. Parties, Consenting Intervening Parties and to Zenvia Inc. shall instruct its agents, contractors, consultants, advisors, auditors, lawyers, representatives, agents and/or any other Person who, by virtue of the relationship with such Party, will have access to Confidential Information, to observe the duty of confidentiality imposed by this Clause.

11.1.1.    The confidentiality obligation herein shall not prevent the Parties from disclosing Confidential Information to any Governmental Authority under the strict terms and within the strict limits of any court order given to them to that effect. In case either Party and/or the Consenting Intervening Parties and Zenvia Inc. are required, as required by the competent Governmental Authority, to provide in whole or in part any Confidential Information, such Party and/or the Consenting Intervening Parties and Zenvia Inc. may do so, without giving rise to indemnification or charges, provided that the rules set forth in this Clause 11.1.1 are fulfilled. However, this party shall, in any case: (a) provide only the part of the Confidential Information and the documents that its legal advisors deem legally chargeable, (b) make the necessary efforts to obtain assurances from those who requested the Confidential Information that a confidential treatment will be conferred on it, (c) if allowed by the Government Authority, notify the other Parties promptly and in writing of the need for breach of confidentiality , enabling them to take appropriate measures to protect the confidentiality of Confidential Information.

11.1.2.    The Sellers hereby agree that Buyer may disclose the information regarding the terms and conditions of the Transaction Documents and its Exhibits and the Company and its Subsidiaries as may be required in the context of Zenvia IPO, as determined by Zenvia's legal and financial advisors, and Buyer must : (i) do it under confidentiality whenever this is possible in the course of the Zenvia IPO process; and (ii) notify Sellers reasonably in advance of the information to be disclosed, in accordance with the terms of clause 12.7 below.

11.2.      Disclosure. The Parties agree that any announcement or disclosure addressed to the general public, including customers and/or suppliers of the Company and its Subsidiaries, in relation to the operations subject to this Agreement and its Exhibits, may only be issued after approved in writing by all Parties, except for disclosures that are required by the Laws applicable to the respective Parties. In the case of disclosures required by law, the Party obliged to make the disclosure shall provide the other, as early as possible, an opportunity to review the disclosure to be made and to submit comments, which shall be considered, in good faith, by the Party required to make the disclosure.

11.2.1.    The Parties undertake to cause the press release regarding: the execution of this Agreement informs Zenvia's future union with the Company for the formation of the largest communications platform in Latin America and the permanence Fernando as CEO of the Company and his election to the position of full member of the Board of Directors of Zenvia Inc., substantially as agreed in Exhibit 11.2.1; and if Buyer or Zenvia, Inc. disclose a press-release related to IPO, Buyer undertakes to mention the union with the Company and that Fernando remains CEO of the Company and as a full member of Zenvia Inc.'s Board of Directors. Zenvia also undertakes to make its Main Executives (including its Chief Executive Officer) grant interviews to Mobile Time, Brazil Journal or another similar vehicle, together with the founders of the Company, giving emphasis to the Founders of the Company in accordance with this Clause.

11.3.       Penalty. The failure to comply with the confidentiality obligation set out in this Section 11 by either Party and/or by the Consenting Intervening Parties and/or Zenvia Inc., by act of its own or any of its agents, contractors, consultants, advisors, auditors, lawyers, representatives, agents and/or any other Person who by his/her nomination has had access to confidential information shall give rise to the immediate obligation to indemnify for all losses that may occur.

11.4.        Confidentiality Obligation Deadline. The obligations under this Clause 11 shall remain in force from this date until the end of the three (3) years from the last to occur between: (a) the termination of this Agreement; or (b) the end date of payment of the Acquisition Price. In order to avoid any doubts, if this Agreement is terminated for any reason: (i) the Sellers shall have no obligation of confidentiality with respect to Company's Confidential Information, but shall remain required to keep the terms of the Transaction confidential; and (ii) Buyer shall be required to maintain confidential information under secrecy until the end of the period set out herein.

12.          OTHER OBLIGATIONS

12.1.      Records. The Company shall register with the competent Government Authorities, within five (5) Business Days of each event, the corporate acts mentioned in this Agreement, and the costs will be borne by the Company. Buyer shall make, at its expense, within five (5) Business Days from the Closing Date, the protocol of the Secured Fiduciary Sale with the competent Notary Offices and use its best endeavors to make it possible for the registration occur as quickly as possible. The Parties shall cooperate with each other as necessary to make such records appropriately.

12.2.       Joint Efforts. Parties, Consenting Intervening Parties and, after its adhesion to this Contract, Zenvia Inc. hereby agree that they shall take all necessary steps to faithfully comply with the obligations set forth in this Agreement by signing all instruments, certificates and other documents necessary for the conduct of the transaction contemplated herein, with the parties, the Consenting Intervening Parties and, after its adhesion to this Contract,, Zenvia Inc. to make their best efforts to obtain necessary authorizations and records.

12.3.        Operating costs. Except as otherwise provided in this Agreement, the costs of the operation due by the Parties, the Company or its Subsidiaries before Government Authorities, brokers and/or intermediaries (including, without limitation, fees of legal advisors, committees of financial advisors, strategic advisors and publicity), directly related to the negotiation and implementation of the legal business subject to this Agreement shall be borne by: (a) by Buyer, in the case of costs incurred by Buyer; and (b) by the Company, in the case of costs incurred by the Company or Sellers, including the fees due to the law firm that advises Sellers (and, until the Closing Date, the Company and its Subsidiaries) in this Operation.

12.4.     Performance Obligation of Sellers. Unless otherwise consented in writing by Buyer, if otherwise expressly contemplated in this Agreement or if necessary as a result of Brazilian Law or GAAP, or if required by government authority' up to Date Closing, each of the Sellers (with respect to its Shares) and, within the limits of the powers assigned to its Shares or as an administrator of the Company or its Subsidiaries shall cause the Company and its Subsidiaries to make the Company and its Subsidiaries (a) perform business in accordance with their Ordinary Course; and (b) make commercially reasonable efforts, in the light of the Company's past practices, to preserve and protect the goodwill and relationships with suppliers, customers and employees of the Company and its Subsidiaries.

12.5.        Non-Performance Obligations of Sellers. Except as otherwise authorized in writing by Buyer, if otherwise expressly set out in this Agreement (including with regard to the acts for contracting Venture Debt), if necessary as a result of Law or Brazilian GAAP, or if required by government authority, by closing date, or as provided in Clause 12.6 below , each of the Sellers undertakes not to practice (with respect to its Shares) and, within the limits of the powers assigned to its Shares or as a manager of the Company or its Subsidiaries, if applicable, to cause the Company and its Subsidiaries not to perform any of the following acts:

(i)            create any new benefit plans for employees, or members of the Company's management or its Subsidiaries, except for the new Executive Compensation Plan;

(ii)           to enter into or alter any agreements or commitments of the Company and/or its Subsidiaries in an individual value greater than [*****];

(iii)          transfer and/or Encumber Shares of the Company or its Subsidiaries;

(iv)          sell, lease, undertake, mortgage, burden, assign or otherwise dispose of, or undertake to sell, lease, engage, mortgage, assign, license or otherwise dispose of, including by granting option or preemptive right, of any relevant asset of the Company or its Subsidiaries in an individual value greater than [*****];

(v)           enter into any contract, commitment or obligation that otherwise contains any non-competition provisions relating to the business of the Company or its Subsidiaries;

(vi)          cancel, compromise, discharge or forgive any judicial or administrative proceedings involving the Company and/or its Subsidiaries, proposed by or against any Person, or waive any right of the Company and/or its Subsidiaries, except for rights, claims or actions involving amounts lower than [*****];

(vii)         initiate any process of incorporation, division, merger or liquidation or dissolution involving the Company and/or its Subsidiaries, or if it is required to do so;

(viii)        authorize the issuance of (a) any share of the Capital , Share or other equity or voting interest in the Company and/or its Subsidiaries, or (b) any securities convertible into or interchangeable by right to subscribe to or acquire any Shares, or other shareholding or voting in the Company and/or its Subsidiaries;

(ix)          split, group, redeem or amortize any Shares of the company's capital and/or its Subsidiaries;

(x)            create any subsidiaries of the Company;

(xi)           to enter into, significantly alter, terminate or make the Company subject to any joint venture, company and/or new shareholders' agreement;

(xii)          implement or make any reduction greater than [*****] of the Company's staff and/or its Subsidiaries on this date (being understood that this does not include voluntary dismissals of employees and termination of fixed-term employment contracts), unless such reduction is compatible with that made by other companies in the company's field of activities as a result of the COVID-19 Pandemic;

(xiii)         assume obligations or at an individual value greater than [*****]; or not compatible with the corporate object;

(xiv)        approve and perform any distribution of dividends, payment of interest on equity or reduction of capital of the Company and/or its Subsidiaries, or any other form of distribution of funds to the partners;

(xv)         hire new directors or increase or promise to increase the Compensation or benefits assigned to any directors or employees of the Company and/or its Subsidiaries, outside the Ordinary Course;

(xvi)        to carry out any expense or investment or development of new projects by the Company and/or its Subsidiaries, the value of which is considered the act alone or a set of related acts, exceeds the amount of [*****]; and

(xvii)       conduct any new business of any nature with, on the one hand, the Sellers and/or the Related Parties of the Sellers and, on the other hand, the Company and/or its Subsidiaries.

12.6.        Venture Debt. Buyer hereby authorizes: (i) the Company to contract financing (by lending or issuing debentures) in the amount of up to [*****] for the payment of the purchase price due to the purchase of Smarkio shares (" Venture Debt "); and (ii) Sellers and the Company to constitute an Encumbrance on the Company's Shares or Assets in connection with the hiring of Venture Debt.

12.7.        Zenvia IPO. The Sellers, the Company and its Subsidiaries hereby agree that they will take all reasonably necessary steps and cooperate with Buyer in relation to the Zenvia IPO, including providing (directly or through representatives, including without limitation their auditors and legal advisors as necessary) any legal and/or financial information relating to the Transaction reasonably requested by the financial advisors hired to provide advice in the Zenvia IPO, as well as making themselves available to clarify questions and doubts that may be made by such financial advisors in the context of the Zenvia IPO. In case of doubt about the need to send information, an opinion should be requested from legal advisors of the Zenvia IPO.

12.7.1.     Buyer undertakes to: (i) keep Sellers and the Company informed about, and allow follow-up of, Zenvia IPO progress (including its schedule, roadshow progress and pricing of the offer), from time to time or through the provision of information and answers to questions made by Sellers; and (ii) share with Sellers and with the Company the filings and exchanges of communication with bodies regulators.

12.8.        Zenvia Restrictions. Buyer and Zenvia Inc. will not make or allow it to be made without the approval of Sellers: (i) an initial primary and/or secondary public offering of shares resulting in listing of another Affiliate from Buyer or Zenvia Inc. (other than Zenvia Inc. itself) on any stock exchange, including outside the Brazil; or (ii) a private placement of Buyer, Zenvia Inc., or any of its respective Affiliates.

12.9.        Approval of the Compensation Plan. The Parties undertake to negotiate in good faith from this date a new compensation plan of the Company ("Compensation Plan"), which will be based on the Company's current Compensation practices, and which shall provide that the Company will: (i) retain at least five (5) Officers; (ii) may pay annual fixed gross individual Compensation up to [*****] or in a higher amount when provided in the Company's annual budget or in the Business Plan itself; and (iii) be authorized to continue offering Compensation (including variable) to certain of its employees (or their substitutes) in terms similar to those being performed on this date. If the Parties do not reach an agreement on the Compensation Plan by the Closing Date, the Company may maintain Compensation practices consistent with those currently maintained.

12.10.      Replacement of Guarantees. Buyer undertakes, within 90 (ninety) days after the Closing Date, to release and/or replace (or, as the case may be, promote the release and/or replacement of) the guarantees granted by the Sellers in obligations related to the Company, including those granted under Venture Debt ("Guarantees"), and the obligation to release or replace the Guarantees shall be deemed fulfilled to the extent that the respective Sellers and their assets are released unconditionally, irreversibly and irrevocable from any obligations related to the principal obligation subject to such Guarantee. Buyer and, after the Closing Date, the Company, shall exempt the Sellers and its Affiliates from any obligations arising from the eventual execution of the Guarantees due to the Company's default, after closing, from the obligations guaranteed by the applicable Guarantees.

12.10.1.   If any Guarantee cannot be replaced, including due to the fact that the respective creditor or beneficiary has not approved such replacement, Buyer shall grant, on behalf of Sellers, a counter-guarantee in terms and conditions similar to those to those established in the Guarantee in question, within ninety (90) days from the Closing Date, and without prejudice or limitation of Buyer's obligation to indemnify and hold Sellers harmless from any loss arising from any of the Guarantees.

12.10.2.   If, after closing, any provisional imposition, collection, execution, seizure, constriction and/or attachment related to a fact relating to the Company is imposed or bound in relation to any good, right or asset from Sellers, Buyer shall take any and all measures, at its expense, necessary to reverse such provisional imposition, collection, execution, seizure, constriction and/or attachment, including by means of payment or granting of new guarantees, without prejudice to indemnify for any losses suffered by the Sellers.

13.           OBLIGATION TO INDEMNIFY

13.1.        Indemnity for Sellers . Each of Sellers is required, in a an individual manner, to indemnify and hold Buyer, its Related Parties (which, after closing, will include the Company, its Subsidiaries and/or invested), its directors, employees, consultants, representatives and their respective successors ("Buyer's Indemnifiable Parties"), harmless from any Loss actually suffered or incurred by a Buyer’s Indemnifiable Party arising out of or arising out of:

(i)            any falsehood, omission, error or inaccuracy of any statement or warranty provided, pursuant to Clause 9.1 and its sub-clauses; and/or

(ii)           non-compliance, partially or in full, of any agreement or agreement contained in this Agreement by a Seller (and, until Closing, by the Company and its Subsidiaries) until the legal business and other obligations provided for therein; and/or

(iii)          any Third Party Claims arising out of commissive or omitted act, contingent liabilities, facts, events or omissions related to the Company and/or its Subsidiaries, its business or activities, of any nature, including, without limitation, labor, social security, tax, civil, insurance, tax, environmental, intellectual property or any other, in each case, the generating event of which has occurred, in part (in the latter case, considering only the period prior to the Closing Date), in a period prior to the Closing Date(excluding the latter), even though its effects only materialize in the future, identified or not in the course of the due diligence process, whether or not informed (and/or not qualified by knowledge or relevance) through the representations and warranties provided under this Agreement, whether or not Sellers, the Company, its Subsidiaries or Buyer, noted, however, that no amounts that are reflected as liabilities in the Base Financial Statements or that have been taken into account for the purposes of determining Net Debt or calculating the Price Adjustment will not be considered as Loss; and/or

(iv)          any and all commissive or omitted act, debt, liabilities, contingent or absolute, facts, events or omissions related to one of Sellers (acting by themselves and not as a Representative of the Company or its Subsidiaries), its business or activities, or any of its Related Parties (other than the Company and its Subsidiaries) and/or entities that are current, future or previously owned directly or indirectly by Sellers (other than the Company and its Subsidiaries), of any nature, including, without limitation, labor, social security, tax, civil, insurance, tax, financial, environmental, intellectual property or any other, occurred at any time, identified or not in the course of the due diligence process , either informed or not (and/or qualified or not by knowledge or relevance) through the representations and warranties made under this Agreement, known or not to Sellers or Buyer at any time, which may be imputed or otherwise collected from any Indemnified Party of Buyer or Company and its Subsidiaries (in the latter case, after the Closing Date);

(v)           in relation to Sellers who carry out the Flip, and its structuring and/or implementation.

13.1.1.     Buyer's total or partial waiver of compliance with one or more Suspensive Conditions, or its decision not to perform the Closing under Section 8, shall not exempt Sellers from the obligation to indemnify Buyer's Indemnified Party for Losses incurred in connection with the waived Suspension Conditions.

13.1.2.     Although the Sellers (before Closing Date) or Buyer (after Closing Date) will approve, or cause the accounts and financial statements of any subsequent financial year of the Company to be approved, such approval shall not mean that any Indemnified Party of Buyer has waived the right to demand from Sellers the reparation provided for in this Clause 13.1 , and Sellers, Company and its Subsidiaries shall remain as provided for in this Agreement.

13.1.3.     The obligation to indemnify Sellers shall be distributed among them as follows: (a) in the event of Losses arising from the matters of which Clause 13.1(iii) or Clause 13.1(i) - in the latter case, only when related to a statement and guarantee provided in relation to the Company - each of the Sellers will respond, without solidarity, only for the amount corresponding to its percentage of equity holding in the Company on this date multiplied by the value of the Loss suffered by the Buyer's Indemnified Parts; and (b) in the event of Losses arising from matters of which Clause 13.1(ii), Clause 13.1(iv), Clause 13.1(v) or Clause 13.1(i) - in the latter case, only when related to a statement and warranty provided with respect to Sellers themselves - the Seller(s) who gave(s) cause the Loss will be liable to the full amount of the Loss suffered by the Indemnified Parties of the Buyer.

13.2.        Buyer Compensation. Buyer undertakes to indemnify and hold Sellers, its Related Parties (which until closing includes the Company and its Subsidiaries), its directors, employees, consultants, representatives and their respective successors ("Sellers Indemnifiable Parties"), harmless in relation to any and all Loss actually suffered or incurred by an Indemnified Party of Sellers arising out of or arising from :

(i)            any falsehood, omission, error or inaccuracy of any statement or warranty provided by Buyer under Clause 9.2 and its sub-clauses; and/or

(ii)           non-compliance, in whole or in part, with any of Buyer’s or Zenvia’s agreement or covenant (or, after Closing, of the Company and its Subsidiaries) contained in this Agreement, until the completion of legal business and other obligations provided for therein; and/or

(iii)          any and all commissive or omitted act, debt, liabilities, contingent or absolute, facts, events or omissions relating to Buyer, its business or activities, or any of its Related Parties (including Company and its Subsidiaries, only with respect to taxable events occurring after the Closing Date), of any nature, including, without limitation, labor, social security, tax, civil, security, tax , financial, environmental, intellectual property or any other, occurred at any time, informed or not through the representations and warranties provided under this Agreement, known or not of Sellers or Buyer, which may be imputed or otherwise collected from any Indemnified Party of the Sellers.

13.3.        Limitations to the Obligation to Indemnify of Sellers and Buyer. The indemnification obligations set forth in Clauses 13.1 and 13.2 above will be subject to the following terms and conditions:

(i)            Maximum Limit of Indemnification Obligation: (a) the obligation to indemnify arising from (i) fraud or breach of the Agreement, or violation of anti-corruption laws; (ii) falsehood, error or inaccuracy as to Fundamental Representations and warranties from Seller or Buyer or the events provided for in Clauses 13.1(iv) or 13.2(iii); and (iii) 13.1 (v) shall not be subject to any maximum indemnification limit; (b) the obligations to indemnify arising from Loss involving the impossibility of use of the Platforms due solely to the absence of ownership of Own Intellectual Property Rights by the Company are subject to the total amount per Seller equivalent to forty-five million Brazilian reais (BRL 45,000,000.00) times the participation of such Seller in the Company after the exercise of all SOPs and Marcelo’s Buy Option as provided for in the Exhibit (A); (c) the obligations to indemnify customers arising from non-compliance with contracts with customers and contractual fines with customers are subject to the total amount per Seller equivalent to forty-five million Brazilian reais (BRL 45,000,000.00) times the participation of such Seller in the Company after the exercise of all SOPs and Marcelo’s Buy Option as provided for in the Exhibit (A); and (d) the other indemnification obligations under this Agreement are subject to the total amount per Seller equivalent to twenty million Brazilian Reais (BRL 20,000,000.00), times the interest of this Seller in the Company after the exercise of all SOPs and Marcelo’s Buy Option as provided for in the Exhibit (A) ("Cap"), adjusted by the IPCA as of this date, provided that the Caps of items (b), (c) and (d) are independent and non-cumulative.

(ii)           Minimum Aggregate Indemnity Value: Indemnifier shall only be required to indemnify Losses when (a) the amounts relating to such Losses add up and exceed one million Brazilian Reais (BRL 1,000,000.00) ("Minimum Aggregate Indemnity") , in which case they will be paid within ten (10) Business Days from the completion of procedures established in Clauses 13.6 and 13.7 below, in relation to the amount of the indemnified Loss that exceeds the limit of the Minimum Aggregate Indemnity Value. At any time after reaching the Minimum Aggregate Indemnity Value, Future Losses will be indemnified in full by Indemnifier, in the light of the other limitations imposed by this Clause 13.

(iii)          De minimis: Indemnifier shall only be required to indemnify Losses if and when the individual value of such Loss exceeds the amount of fifty thousand Brazilian reais BRL 50,000.00) (" De Minimis "). In order to avoid any doubts, no Loss which individual value is less than De Minimis will be indemnified under 13.1 and 13.2, nor will it be accounted for the purposes of achieving the Minimum Indemnification Value. The obligation to indemnify arising from (i) fraud or failure to comply with this Agreement or violation of anti-corruption laws; or arising out of, falsehood, error or inaccuracy as to the Fundamental Representations and Warranties of the Sellers or Buyer or in the events provided for in Clauses 13.1 (iv) and 13.2(iii) shall not be subject to De Minimis.

(iv)          Time Limit for Indemnity Obligation: Seller’s Obligation to Indemnify provided for in Clause 13.1 and Buyer's indemnification obligation under Clause 13.2 shall last for the following periods from the Closing Date: (a) three (3) years for matters of a civil nature; (b) six (6) years for matters of a tax nature; and (c) five (5) years for any other matters ("Indemnification Term"), being understood that once an event has occurred that may characterize an indemnifiable Loss within the Indemnification Period, and provided that the Indemnified Party: (a) notifies the Indemnifier of the existence of a Third Party Claim within the Indemnification Period; or (b) initiate, pursuant to Clause XV below, an Arbitration against the Indemnifiable Party with respect to a Direct Claim within the Indemnification Period, the obligation to indemnify with respect to such Loss shall remain beyond the Indemnification Period until the date on which the Loss has been indemnified or it is acknowledged that the event in question has not resulted in an indemnifiable Loss as non-indemnifiable. The obligation to indemnify the Parties provided for in Clause 13.1 (iv) and 13.2(iii) shall not be subject to temporal limitation.

(v)           Non-Accountability for Amendment of Laws or Accounting Practices. Sellers shall not be liable for indemnification obligations under this Agreement if and to the extent that it is attributable to, or the amount of such indemnification is the result of (i) any Applicable Law that is not in effect on the date of this Agreement, (ii) any change in Law, (iii) change in the accounting practices or principles of Buyer's Indemnifiable Parties (including the Company after the Closing Date).

(vi)          Voluntary Disclosures. Sellers shall not be liable for any Loss arising from a spontaneous disclosure, confession or similar act performed by Buyer, the Company or its Subsidiaries after closing, except to the extent that such act is performed in accordance with the terms and conditions set forth in Clause 13.4.4.

(vii)         Provisioned Values. The Sellers shall not be required to indemnify Buyer's Indemnifiable Parties in relation to contingencies already provisioned in the Base Financial Statements.

(viii)        Double Indemnity Prohibition. Acts, facts or omissions that are indemnifiable under this Agreement shall not be indemnified under any of the other Transaction Documents and vice versa, and the same act, fact or omission may not be indemnified more than once under this Agreement, so that there is, in any event, no double indemnification for Loss arising from the same acts facts or omissions.

13.4.        Conditions to Sellers and Buyer Indemnity Obligation. The obligation of the Parties in charge, pursuant to Clauses 13.1 and 13.2 above ("Indemnifiers") for indemnification of Losses incurred by Parties entitled to indemnification under the same Clauses 13.1 and 13.2 above ("Indemnified Parties") shall comply with the following conditions:

(a)           the Indemnified Party shall pay the Indemnified Party one hundred percent (100%) of Loss suffered by the Indemnified Party, provided that, if the Indemnified Party is the Company or a Subsidiary and the Indemnifier is one or more Sellers, then: (i) the indemnifications will only be due after the Closing Date; (ii) the amount corresponding to the total amount of the Loss will be paid by the Indemnifier to the Buyer; and (iii) the amount paid will be treated as a price adjustment for the purposes of this Agreement;

(b)           all payments due by the Indemnifiers shall be structured in such a way as to avoid any additional cost to the Indemnified Parties, and any additional cost or charge that may arise shall be solely and exclusively borne by the Indemnifiers. In order to avoid doubt, in this case, the Indemnifiers shall pay such additional amounts as may be necessary to ensure that the net amounts received by the Indemnified Parties are equal to the respective amounts that would have been received in the absence of such additional cost or charge;

13.4.1.     Procedure in the case of Third Party Claim. After Closing, if any Indemnified Party is to be subpoenaed, notified, or summoned, administratively or judicially or in an arbitration or out of court, for enforceability that constitutes or may constitute a Loss ("Third Party Claim"), this party shall notify Indemnifier, in writing, as soon as possible, but in any case within the period of up to 1/3 (one third) of the legal term for the submission of manifestation, defense or challenge of the Third Party Claim, as the case may be, by sending a copy of the documentation received and other information available at that time relating to the Third Party Claim ("Notice of Loss"). Failure to Notice The Loss of the Indemnified Party within the period indicated above shall exempt the Indemnifying Party from the obligation to indemnify the Indemnified Party for such Loss to the extent that such Default adversely affects the indemnifying Party's ability to defend itself against the claim in question. The Parties agree that the Indemnified Party shall be exempt from sending the Notice of Loss to the Indemnifying Party (a) as long as the Seller in Charge maintains a Relevant Link; or (b) where the Seller in Charge also appears in the passive pole of the Third Party Claim and has also received the same service or notice.

13.4.2.     The Indemnifier shall, within 2/3 (two thirds) of the legal deadline for the submission of manifestation, defense or contestation of the Third Party Claim, send a Notice informing the Indemnified Party: (a)if it wishes to take charge of the third party claim defense, informing the office that you will be hired to do so; or (b) if does not wish to assume the conduct of the defense of the Third Party Claim, in which case the Indemnified Party will be responsible for conducting the defense. If the Indemnifying Party does not send notice pursuant to this Clause 13.4.2, it shall be considered, for all purposes of law, that the Indemnifying Party does not wish to assume the conduct of the defense.

13.4.3.     The Party conducting the defense shall have the right to choose the law firm that will be responsible for the defense, and it is certain that the choice of the law firm should be reasonable taking into account the value and complexity of the cause. In any case the defense shall be conducted diligently by the lawyers, always in the name and for the benefit of the Indemnified Party and with a view to reducing the amount of possible conviction.

13.4.4.     The Party conducting the defense (whether Indemnifier or Indemnified Party) may not compromise or make an agreement without prior written authorization from the other Party, an authorization which may not be unjustifiably denied. If the Indemnifiable Party is Sellers, and Buyer rejects the terms and conditions of a proposed agreement accepted by Sellers, the following rules shall apply: (i) if a Loss materialized, Sellers, as an Indemnifier, shall be liable only up to the limit of the value of the proposed agreement refused by Buyer, provided that such agreement proposal has been demonstrably accepted by the opposing party in the respective Third Party Dispute (not only not materialized by buyer refusal of buyer or company); and (ii) if buyer's indemnified Party succeeds in defending the Third Party Dispute, Sellers shall reimburse it, to the limit indicated in the agreement proposal, the reasonable and proven costs incurred by the Company with attorneys' fees, procedural costs and procedural costs in general, relating to such demand. Mutatis mutandis, the provisions of item (i) of this Clause shall apply in relation to opportunities arising from law granting relief, discount and/or amnesty or any other economic advantage for taxpayers who adhere to cash or installment payment programs of due and unpaid taxes, when Sellers, as an Indemnifier, wish to adhere to such encouraged tax program. In order to avoid any doubts, during the Restricted Period, the Company may not compromise, make voluntary disclosures, make an agreement or adhere to any encouraged tax program without requesting the prior consent of Sellers and Buyer, in accordance with the procedures described in this Clause.

13.4.5.     The Parties shall cooperate with the Party conducting the defense (whether Indemnifier or Indemnified Party), and with its consultants, in the defense of any Third Party Claim, including by granting power of attorney and access to the necessary documents in the possession of the Company or its Subsidiaries, as the case may be.

13.4.6.     Regardless of the Party conducting the defense, the Indemnifier shall bear all costs and expenses of defending the Third Party Claim that are indemnified under this Section 8 (including, without limitation, reasonable attorneys' fees), as well as make any legal deposits or provide any other necessary or required Guarantees in connection with any Third Party Losses or Claims. Such costs and expenses shall be posted to the Escrow Account when proving your payment by the Indemnified Party. The Indemnified Party, before providing any warranty, shall notify in writing the Indemnifying Party of the obligation to effect such warranty, for acknowledgement purposes only.

13.4.7.     The Party conducting the defense shall maintain, and instruct its lawyers to maintain, the other Party informed of the progress of the defense for the duration of the proceedings. The party that is not conducting the defense shall have the right to participate in discussions on strategy and measures in each claim, and may, to do so, pass on the points it deems necessary with the lawyers responsible for the defense, have access to the documents and, as far as possible, participate in meetings that are necessary with any Third Party, including Government Authorities; in any event, that the Party conducting the defense and its legal advisors shall have the right to make final decisions on how the defense is conducted, in accordance with the provisions of Clause 13.4.3 above. If a Buyer's Indemnified Party chooses to hire advisors or advisors to accompany a defense being conducted by Sellers, such Buyer's Indemnifiable Party shall bear the costs of its respective advisors or consultants.

13.4.8.     Existing and Supervenient Demands. In addition to the provisions of other sentences of this Clause 13.4 above, the defenses of the claims existing on this date or materialized until the Closing Date in which the Company or its Subsidiaries are parties will continue to be made through the same lawyers who currently conduct such claims, in the manner in which they have been made to date, and the costs and expenses related to the same shall be borne by the Indemnifier.

13.5.        Direct Claims. In the event that an Indemnified Party understands that it has suffered a Loss that does not involve a Third Party Claim ("Direct Claim"), the Indemnified Party shall notify, within 15 (fifteen) Business Days in writing, the Indemnifying Party (Notice of Indemnification). The Notice of Indemnification shall describe the Loss, submit the provisions of this Agreement from which the right of indemnification shall take place, include copies of the available written documents and indicate the estimated amount, if reasonably possible, of the Loss suffered by the Indemnified Party. Failure to Notice The Loss of the Indemnified Party within the period indicated above shall not exempt the Indemnifying Party from the obligation to indemnify the Indemnified Party for such Loss except to the extent that such Default adversely affects the indemnifying Party's ability to defend itself against the claim in question.

13.5.1.     The Indemnifying Party shall have a period of thirty (30) Working Days to respond in writing to the Notice of Indemnification. If the Indemnifying Party (a) agrees to the terms of the Notice of Indemnification or ceases to send a response to the Notice of Indemnification within the indicated period, payment of such Loss shall be made in the form of Clause 13.8 below; (b) express, in writing and in writing and in a well-grounded manner, its disagreement with the terms of the Notice of Indemnification within the said period of 30 (thirty) Business Days, the indemnification shall be deemed due when (b.i) the settlement of the impasse relating to such obligation to indemnify the Loss through mutual agreement between the Indemnified Party and the Indemnifying Party or (b.ii) date of the final decision , in accordance with the terms of Clause 15 below; and in any case it will be paid in the form of Clause 13.8 below.

13.6.        Loss Value. Regardless of the provisions of this Agreement, the determination of the value of a Loss shall take into account the payment made or the recovery actually received as a result of any third-party indemnification to which the Indemnified Party is entitled as a result of the fact or circumstance that originated the Loss, including because of insurance policies (i.e. the indemnification will be net of the amount of any third party indemnification actually received by the Indemnified Party, including if arising from insurance policies, but taking into account the costs necessary for the receipt of such indemnities, including the deductible cost incurred for receipt of the insurance). In addition, the payment of a Loss shall take into account the inter-time tax effects relating to the applicable deductibility or taxability (i.e. if the payment generates an actual deductible expense in the same fiscal year, the payment will be made at its net value). In cases of indemnification of Third Parties or insurance, if recovery occurs after payment of indemnification for Loss by the Indemnified Party, the Indemnified Party undertakes to reimburse the Indemnified Party the amount recovered within 10 (days) Working Days from the date on which the Loss was partially or fully recovered. If, on the other hand, the receipt of an indemnity payment generates a taxable obligation, the gross amount of the indemnity must be adjusted to result in a full indemnification of the Loss suffered.

13.6.1.     For the purposes of this Section 13, a Loss shall be deemed to have been incurred when a Party is in demand, depending on: (a) a final decision and not subject to any kind of appeal or appeal; or (b) judicial agreement or out-of-court transaction that has been duly approved and entered into under this Agreement. In the case of Losses that do not involve disbursement of funds or transfer of funds, a Loss shall be deemed in effect at the time of a final decision, in accordance with the provisions of Clause 15 below, or the agreement between the Parties regarding the materialization of a Loss.

13.7.        Escrow Account. The Company, as of closing and until no further indemnification is due under this Agreement, shall keep a record of the amounts of Losses (arising or not from Third Party Claims) indemnified under this Agreement, incurred by each of the Indemnified Parties by releasing on credit the amounts of losses incurred by buyer's indemnified parties and debit the Losses incurred by the Indemnified Parties of Sellers ("Escrow Account"). In the event of a shared Loss (hereinafter understood as any Loss whose liability is partially applicable to any Indemnifier), the Escrow Account shall indicate the percentage due for each Indemnifier. The balance (positive or negative) of the Escrow Account should be updated monthly based on the IPCA.

13.7.1.     In accordance with the provisions of This Clause 13, in particular the limitations provided for in Clause 13.3, each Party (and, in the case of Sellers, each Seller) shall pay the balance of the Escrow Account (or, in the case of Sellers, its percentage of the negative balance of the Escrow Account) at each anniversary of the Closing Date of this Agreement or on 10 (ten) Business Days counted from the date the positive or negative balance of the Escrow Account reaches BRL 1,000,000.00, by means of electronic transfers of immediately available resources – TED, of the respective amounts in the bank accounts of Sellers, buyer or company that have been informed in this Agreement, or to other bank accounts that have been informed by the Indemnified Party reasonably in advance.

13.7.2.     The Company shall send to Sellers: (i) half-yearly statements (or in lower periods, as reasonably requested by Sellers) indicating the balance of the Escrow Account and the postings made; and (ii) on the date that is ten (10) Working Days prior to the release date of payment of the Balance of the Escrow Account, the final amount of the balance to be paid by the Indemnifier.

13.8.        Default. Failure to pay amounts due pursuant to this Section XIII within the terms set forth herein shall subject the Indemnifier to bear the positive variation of the IPCA between the expected date of payment and the date of actual payment, plus interest on late payment of [*****] and fine [*****] on the corrected value.

13.9.        Continuity of The Obligation to Indemnify. Subject to the limits set forth in this Section XIII, the obligation to indemnify will not be impaired as a result of the potential transfer to Third Parties of equity interest in the Company or its Subsidiaries.

13.10.       Mitigating Duty. The Indemnified Parties shall make best efforts to mitigate the chances of materializing a Loss under this Agreement by taking, or failing to take, any necessary or convenient measures to do so. Upon the occurrence of a Loss (or upon receipt of a notice of a Third Party Claim that may result in a Loss), the Parties shall, in good faith and to the limit possible, cooperate and act to mitigate the value of any Losses.

13.11.      Single Appeal. The Parties acknowledge and agree that the indemnity provisions provided for in this Agreement and other Transaction Documents will constitute the Parties' only remedy with respect to the legal deals contemplated in this Agreement and other Transaction Documents and any other inquiries related to the Company. Each Party waives, in this act, to the extent permitted to do so, any other rights or appeals that may arise by law.

13.12.      General Compensation Law. Any amounts owed by a specific Seller to Buyer may be offset by Buyer against any balances due to such relevant Seller under this Agreement through the Graphical Account mechanism.

14.          PERMANENCE OF THE MAIN EXECUTIVE PARTNERS AND CONDUCTING BUSINESS AFTER CLOSING

14.1.        Permanence of the Principal Executive Partners. During the period between the Closing Date and March 31, 2023 ("Relevant Period"), the Company and its Subsidiaries will be managed by the Main Executive Partners in accordance with one of the Business Plan. Subject to the provisions of this Clause 14, and as to its departure, the provisions of Clauses 14.3.1 and 14.3.2 , Fernando and the other Main Executive Partners who are in the Company on the Closing Date shall remain in the management of the Company and/or its Subsidiaries under a dedication similar to that existing on this date.

14.2.        Company Management During the Relevant Period . During the Relevant Period, the Main Executive Partners will have the authority, freedom and operational autonomy to manage the business of the Company and its Subsidiaries within the limit of the Business Plan, always aiming at achieving their goals. Any transaction or activity not provided for in the Business Plan, including the creation or launch of new products by the Company and its Subsidiaries, shall be previously approved by Buyer in writing. In order to avoid any doubts, Buyer's approval will not be required for the development of features coupled to the Platform or for hiring and firing employees or paying compensation within the provisions of the Business Plan or the Compensation Plan (provided that, if the Parties do not reach an agreement on the Compensation Plan by the Closing Date , the Company may maintain Compensation practices consistent with those currently maintained, in particular those described in Clause 12.9 ).

14.2.1.     Except if otherwise approved in writing by the Main Executive Partners, until the end of the Relevant Period, Buyer, The Company and each of its Subsidiaries shall not approve any change to the Business Plan, and not perform any act that is contradictory or inconsistent with the Business Plan that makes it impossible or difficult to achieve or achieve its goals. , or that negatively affects the amounts to be paid as Earn-Out 2022 Amount and Earn-Out 2023 Amount . In addition, during the Relevant Period, Buyer, The Company and its Subsidiaries may not, without Fernando's written consent: (i) transfer and/or Charge any Shares of the Company or equity interest in its Subsidiaries; (ii) make changes in the organizational acts of the Company and its Subsidiaries that involve capital increases or impact the governance of the Company and Fernando's autonomy; (iii) hire or dismiss directors and officers in key positions or any other employees, change their Compensation or change the Compensation Plan; (iv) to modify the policies of hiring and Compensation of directors and executives, as described in the Compensation Plan (except if necessary to meet Zenvia standards and to the extent that it is not justifiably refused by Fernando); (v) contract debt, acquire a stake in any Person, create a new line of business, or compel the management of the Company or its Subsidiaries to perform any such act; (vi) approve and perform any distribution of dividends, payment of interest on equity or reduction of the Company's capital, or any other form of distribution of funds to the Company's partners; (vii) enter into any contract or agreement that imposes restrictions with respect to the operation of the Company and its Subsidiaries, including exclusivity provision; (xi) hire employees or service providers exclusive to, the Company or its Subsidiaries; or (xii) make an application for self-bankruptcy or judicial or extrajudicial recovery.

14.2.2.     In the event of buyer's failure to comply with the provisions of Clause 14.2, the Earn-Out 2022 and Earn-Out 2023 amounts shall expire in advance, being due to Earn-Out 2022 Amount Sellers and Earn-Out 2023 Amount Sellers , immediately, the maximum amounts that can be reached by applying the formulas listed in Exhibit 2.2.1(ii) and Exhibit 2.2.1(iii) , assuming a Net Debt equal to zero.

14.3.        Specific Causes of Fernando Dismissal. The Parties hereby agree that Fernando will act as Chief Executive Officer of the Company until the end of the Relevant Period and may only be removed from his position in the Company: (a) in the event of Good Cause; or (b) in the event of disability (physical or mental) that removes the conditions to exercise his position in the management of the Company.

14.3.1.     In no event of termination of the Main Executive Partners (including Fernando): (i) any Main Executive Partner shall be required to refund any amounts received from buyer or company until the date of its termination; or (ii) any discount, retention or reduction of the amounts due to any Main Executive Member will be made as payment of the Purchase Price.

14.3.2.     Although understanding that the absence of any of the Main Executive Partners in the Company's management, pursuant to this Section 15, may potentially impact, directly or indirectly, the Company's prospects and, consequently, elements of the calculation formulas for the Acquisition Price, Buyer, irrevocably and irretrievably, (a) waives any right or claim to demand or question any impact related to the departure of any of the Executive Partners , and (b) undertakes not to question such fact (much less eventual impacts) in any way, under any claim or pretext or in any sphere.

14.4.        Fernando's performance at Zenvia Inc. The Parties agree that: (a) during the Relevant Period, Fernando shall be elected to Zenvia Inc.'s executive committees, as well as (b) for the period of up to 4 (four) years from the Closing Date and as long as Fernando holds a stake equal to or greater than 2% (two percent) of Zenvia Inc.'s Capital . Fernando will be elected (and shall have the right to remain during the period in question, being re-elected as necessary) as a full member of the Board of Directors of Zenvia Inc.; always observed, in Fernando's performance, in any of the cases (a) and (b) the rules applicable to conflicts of interest applicable to Zenvia Inc.

15.          DISPUTE RESOLUTION

15.1.        Brazilian Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Federative Republic of Brazil, which shall apply to the merits of the arbitration provided for herein.

15.2.        Arbitration Chamber. The Parties (including, where used in this Section 15, Consenting Intervening Parties and Zenvia Inc.) agree that, with the exception of the net, certain and enforceable payment obligations, comprising judicial enforcement, any and all disputes, disputes, disputes, doubts, or controversy arising out of or related directly or indirectly to the existence, validity, interpretation, termination or termination of this Agreement and the other Transaction Documents , as well as their respective Exhibits ("Conflict") shall be required, exclusively and definitively resolved by arbitration in accordance with the Arbitration Rules ("Rules") of the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce (CAM-CCBC) ("Arbitration Chamber"), which shall be responsible for the administration of the arbitration. Arbitration shall be governed by the Rules in force at the time the arbitration request is filed with the Arbitration Chamber.

15.3.        Arbitral Tribunal. The Arbitral Tribunal shall be composed of three (3) arbitrators ("Arbitral Tribunal"), and the choice of arbitrators shall not be restricted to the arbitration panel of the Arbitration Chamber. An arbitrator shall be appointed by the arbitrator(s), another arbitrator shall be appointed by the requested arbitrator(s), and the third arbitrator, who shall be the president of the Arbitral Tribunal, shall be appointed by the two arbitrators appointed by the parties in accordance with the Rules. If either party does not appoint an arbitrator, or if the two arbitrators chosen by the Parties do not appoint the third arbitrator within the prescribed period, the missing arbitrator(s) nomination shall be made by the President of the Arbitration Chamber. The same procedure shall apply in the event that any refusal, dispute, doubt or lack of understanding with respect to the nomination, choice or replacement of the members of the Arbitral Tribunal will be resolved by the Arbitration Chamber in accordance with the Rules. Arbitrators may be chosen from outside the Arbitration Chamber's list of arbitrators.

15.3.1.     The proceedings provided in this Clause shall also be applied to cases of replacement of arbitrators.

15.4.        Impediments. In addition to the impediments provided for in the Brazilian Rules and legislation, no arbitrator designated in accordance with this arbitration clause may be an official, representative or former employee of either Party.

15.5.        Arbitration and Language. The head office of the arbitration will be the City of São Paulo, State of São Paulo, Brazil, where the arbitral award will be rendered, and the arbitration will be conducted in Portuguese. The Arbitral Tribunal may, on a basis, and after consulting the parties, designate the performance of specific acts in other locations.

15.6.        No Judgement by Equity. The Arbitral Tribunal will adjudicate any Disputes based solely on the right and never on equity.

15.7.        Confidentiality. The Parties undertake not to disclose (and not to allow disclosure of) any information of which they become aware of and any documents submitted in arbitration, which are not otherwise in the public domain, any evidence and materials produced in the arbitration and any decisions given in arbitration, unless and to the extent that (a) the duty to disclose such information swerves from the law; (b) disclosure of such information is required by a governmental authority or determined by the judiciary; or (c) such information becomes public by any other means unrelated to disclosure by the Parties or their affiliates. Any and all disputes relating to the obligation of confidentiality shall be resolved by the Arbitral Tribunal in a final and binding manner.

15.8.        Default Judgement Arbitration proceedings shall continue even in the absence of one of the Parties, as provided for in the Rules.

15.9.        Final and Binding Judgement. The arbitral award shall be final and binding on the parties to the arbitration and shall not be subject to judicial approval or appeal of any kind, according to the exercise of good faith by one of the Parties to the request (a) to the Arbitral Tribunal, correction of material error or clarification of obscurity, doubt, contradiction or omission of the Arbitral Tribunal, pursuant to the Rules; and/or (b) to the Judiciary, of the decree of nullity of the arbitral award, in the strict terms of Article 32 of the Arbitration Law. The arbitral award may be enforced before any judicial authority that has jurisdiction over the parties and/or their assets.

15.10.      Costs, Expenses, Fees. The costs, expenses and fees incurred in the arbitration shall also be divided between the parties until the final judgment is delivered by the Arbitral Tribunal. The arbitral award shall define which party shall bear, or to what extent each party shall bear, the costs, including (a) the fees and any other amount due, paid or reimbursed to the Arbitration Chamber; (b) fees and any other amount due, paid or reimbursed to arbitrators, including fees; (c) fees and any other amount due, paid or reimbursed to experts, translators, interpreters, stenographers and other assistants, possibly indicated by the Arbitration Chamber or the Arbitral Tribunal; (d) attorneys' fees that have been spent by the parties during the arbitration and provided that they are reasonable; (e) fees incurred by the parties with technical assistants, experts and other expenses necessary for their representation; and (f) fine and/or compensation for possible litigation in bad faith. The Arbitral Tribunal shall not have jurisdiction to impose attorneys' fees due to loss of action.

15.11.      Exceptional State Jurisdiction. The Parties are fully aware of all the terms and effects of the arbitration clause herein, and irrevocably agree that arbitration is the only way to settle any disputes arising out of or relating to this Agreement. Without prejudice to the validity of the arbitration agreement, however, the Parties elect, with the exclusion of any others, the jurisdiction of the District of São Paulo, State of São Paulo, Brazil, for the exclusive purposes of: (a) obtaining urgent reliefs; and (b) exercise, in good faith, of an application for the decree of nullity of the arbitral award, pursuant to Article 32 of the Arbitration Law. Any urgent measure granted by the Judiciary shall be promptly notified by the party that requested such a measure to the Arbitration Chamber. The Arbitral Tribunal, once constituted, may review, maintain or revoke the measures granted by the Judiciary. After the constitution of the Arbitral Tribunal, precautionary measures or other measures shall be requested from the Arbitral Tribunal.

15.12.      Consolidation. If two or more disputes arise with respect to this Agreement and/or any other Transaction Document, its resolution may occur through a single arbitration proceeding. Prior to the constitution of the Arbitral Tribunal, it will be up to the Arbitration Chamber to consolidate such disputes into a single arbitration proceeding, in accordance with the Rules. After the constitution of the Arbitral Tribunal, in order to facilitate the resolution of related disputes, the Arbitral Tribunal may, at the request of one of the parties, consolidate the arbitration procedure with any other outstanding arbitration proceedings involving the resolution of disputes arising out of this Agreement and/or other Transaction Document. The Arbitral Tribunal shall consolidate the proceedings provided that (a) the proceedings involve the same parties; (b) there are common issues of fact and/or law between them; and (c) consolidation in these circumstances does not result in losses arising from unjustified Defaults in the settlement of disputes. The jurisdiction to determine the consolidation of proceedings and conduct the consolidated procedure shall be of the first arbitral tribunal constituted. The consolidation decision will be final and binding on all parties involved in disputes and arbitration proceedings subject to the consolidation order.

15.13.      12.14.     Binding of the Intervening Consenting Parties and Zenvia Inc. to arbitration. The Consenting Intervening Parties and Zenvia Inc.is expressly bound by this arbitration clause for all purposes of law.

16.          TERM AND TERMINATION

16.1.        Term. This Agreement shall be effective from the date of its signature and will remain valid and effective until your object is completed.

16.2.        Termination. Until Closing occurs, this Agreement may be terminated or terminated, as per:

(i)	by mutual agreement between the Parties, in accordance with clause 16.3(i);

(ii)	unilaterally by Sellers if Buyer does not deliver the Bank Guarantee or makes payment of the Down Payment within the terms set forth in Clause 2.4;

(iii)	unilaterally by either Party, if the Closing does not occur by the Second Deadline, being certain, however, that if the non-realization of the Closing until the Second Deadline was caused solely by the timely non-satisfaction, by the Sellers, from any of "Suspensive Conditions to Closing by Buyer", as exhaustively listed in Clause 6.2 ("No Closing By Non-Compliance of PC by Sellers") , the right of Sellers to terminate this Agreement based on this item (iii) shall be conditional on effective return of the Down Payment value to the Buyer, as detailed in Clause 15.3(iii) below.

(iv)	unilaterally and at any time by the innocent party, in case of non-compliance with this Agreement, provided that, notified to the defaulting Party of its default, such defaulting Party has not complied with the non-compliance within thirty (30) days of receipt of the Notice .

16.3.        Consequences of Termination.

(i)            If this Agreement is terminated pursuant to Clause 16.2(i) above, the Parties shall jointly define the treatment of Down Payment, and no amount, fine, reimbursement of expenses or indemnification shall be due by either Party to any of the others, unless otherwise agreed.

(ii)           If this Agreement is terminated pursuant to Clause 16.2(ii)  above, Buyer shall indemnify Sellers for any Losses suffered pursuant to clause XIII above.

(iii)          If this Agreement is terminated pursuant to Clause 16.2 (iii) , the following situations may occur:

(a)	If the Closing has not occurred due to Non-Compliance with CP by Sellers up to the Second Deadline (i.e., unless the non-satisfaction of one of "Suspensive Conditions for Closing by Buyer ", as exhaustively listed in Clause 6.2, was the only reason for the non-realization of the Closing until the Second Deadline), either Party may terminate this Agreement and the Sellers will be entitled to the Break-Up pursuant to Clause 7.5 above.

(b)	in case of Non-Closing for Non-Compliance of PC by Sellers (i.e., if the non-satisfaction of one of " Suspensive Conditions for Closing by Buyer ", as exhaustively listed in Clause 6.2, was the only reason for not performing the Closing until the Second Deadline) So:

(1)	Sellers may only terminate the Agreement by return of the Buyer Down Payment Value , duly adjusted by the IPCA from the date of its payment until the date of its effective return to the Buyer(excluding any amounts received by the Company as a fine and interest due to possible Default in the delivery of the Bank Guarantee or payment of the Down Payment, which will not need to be refunded by Company). In order to avoid any doubts, and unless the termination is in accordance with item (c) below: (1) the Sellers and the Company shall have no deadline to make return of the value of the Down Payment to buyer and, consequently, terminate this Agreement; and (2) and until the Down Payment is returned to Buyer, Sellers and the Company shall remain bound by this Agreement, and the provisions of clause 7.2.1.1 shall apply; and

(2)	Buyer may terminate the Agreement and, in this case, Sellers or the Company shall return the Down Payment, duly adjusted by IPCA as from the date of its payment until the date of its actual refund to Buyer, within ninety (90) days as from the receipt of Buyer’s notice establishing its interest of terminating the agreement. If the Down Payment is not returned within said term, Sellers shall be subject, in addition to Adjustment by IPCA, to interest for late payment of [*****], and [*****] fine on the adjusted amount.

(iv)         If this Agreement is terminated pursuant to clause 16.2 (iv)  above (and, except to the extent that the matter is already dealt with in clause 16.2 (ii)  or (iii)  , which shall always prevail), the defaulting Party shall indemnify the Indemnified Party for losses suffered , pursuant to Section 13 above.

16.3.1.	In order to avoid any doubts, the Sellers will be automatically entitled to the Break-Up Fee, only in the hypotheses of Clause 16.3 (ii), (iii )(a) and (iv) (in the latter case, in case of non-compliance with obligations by Buyer).

16.4.        Survival. The following clauses will survive the termination of this Agreement: Clause 11(Confidentiality), Clause 15 (Dispute Resolution), Clause 17(Miscellaneous) and Clause 13 (Indemnification), in the latter case, only with regard to acts, events or omissions occurring prior to the end date of this Agreement.

XVII.      MISCELLANEOUS

17.1.        Notices. All notices, consents, requests and other communications provided for in this Agreement shall only be deemed valid and effective if they comply with written form and are sent by letter with acknowledged receipt or protocol, or e-mail with proof of receipt, and shall be sent to the Parties at the following addresses:

(i)            To Sellers:

At. Fernando Jorge Wosniak Steler

Address: [XXXXX]

Telephone: [XXXXX]

E-mail: [XXXXX]

(ii)           If for Buyer (and/or its successors and assigns):

Name: Zenvia Mobile Serviços Digitais Ltda., to the attention of Legal Manager and M&A Manager.

Address: Avenida Paulista, 2300, 18º andar, cjto 182 e 184, Bela Vista

ZIP Code 01310-300, São Paulo-SP

Email: [XXXXX]

With a copy to:

(provided that the receipt of Notice by such recipients is intended to inform only, and will not be considered for Notice purposes).

Name: Pinheiro Neto Advogados, in the care of [XXXXX]

[XXXXX]

(iii)          If for the Company (and/or its successors and assigns):

Name: Fernando Jorge Wosniak Steler

Address: [XXXXX]

Telephone: [XXXXX]

Email: [XXXXX]

(iv)          to Vanderlei:

Name: Vanderlei Calejon / Heitor Sakoda / Cleber Calejon

Address: Rua Pequetita, n° 215, 7° andar, Parte, Vila Olímpia,

São Paulo, SP – ZIP Code 04552-060

Emails: [XXXXX]

(v)           to Inovabra:

Name: Eduardo Gomes Kupper

Address: Avenida Presidente Juscelino Kubitschek, nº 1.309 – 10º andar - Private Equity, Vila Nova

Conceição, São Paulo – SP - CEP: 04543-011

E-mails: [XXXXX]

17.1.1. The change of addressee, address or any of the information indicated above by a Party must be promptly communicated in writing to the other Party, as provided herein; if said communication is no longer made, any notice or communication delivered to the addressees or at the addresses indicated above will be deemed to have been duly made and received.

17.1.2. Where it is a jointly assigned right or obligation to Sellers, Seller in Charge shall have general powers to send and receive Notices on behalf of all Sellers under this Agreement. For the purposes of this Clause, the Seller in Charge is hereby appointed by each of the Sellers as its faithful attorney, empowered to receive and send, on behalf of such Seller, any notice, notice, court service or notice of arbitration, or communication of any nature provided for in or relating to this Agreement. The mandate provided for in this Clause is granted irrevocable and irrevocable, as a condition of the business, in the form of Article 684 and the sole paragraph of Article 686 of the Civil Code. The Sellers may replace the Seller in Charge by written communication to the Company and the Buyer with the indication of the new Seller(s) In Charge

17.2.     Irrevocability. This Agreement is irrevocable and irrevocable, and the obligations herein assumed by the Parties also oblige their successors in any way.

17.3.    Full Agreement. Any declaration by any court of nullity or the ineffectiveness of any of the covenants contained in this Articles of Incorporation shall not affect the validity and effectiveness of the others, which shall be fully complied with, obliging the PARTNERS to do their best to adjust, validly to obtain the same effects as the agreement that has been canceled or has become ineffective.

17.4.    Exhibits and Addenda. This Agreement and its Exhibits constitute the entire understandings and agreements of the Parties with respect to the matters herein. This Agreement and its Exhibits may only be amended or added by means of a written instrument signed by the Parties. In the event of a conflict between this Agreement and its Exhibits, the provisions of the Agreement shall prevail.

17.5.    Novation. The failure or Default of any of the PARTNERS in exercising any of their rights in this Agreement shall not be considered as a waiver or novation and shall not affect the subsequent exercise of such right. Any waiver shall take effect only if specifically granted and in writing.

17.6.    Assignment. Except for the assignment to Vanderlei of the rights and obligations of 4TI under this Agreement, it is denied the assignment of any of the rights and obligations of the Sellers agreed upon in this Agreement, without the prior and express written consent of Buyer. It is also denied the assignment of any of Buyer's rights and obligations under this Agreement, without the prior and express written consent of Sellers. In case of assignments made as provided in this Clause, assignors and assignees shall remain jointly and severally liable for all obligations hereunder.

17.7.    Capacity. Each Party signs this Agreement and declares (a) to be aware of the obligations arising from this Agreement and the legislation governing this Agreement; (b) have been assisted by lawyers; (c) that the terms and conditions of this Agreement have all been negotiated in detail and commutatively are regarded as fair and proportionate; (d) that, by virtue of their day-to-day activities in the management of their respective companies, have full understanding of all the terms and conditions of this Agreement; and (e) is not subject to any exceptional economic or financial necessity and fully assumes the charges and risks inherent in this Agreement, including, without limitation, the indemnification obligation set out in Section 13 of this Agreement.

17.8.    Free Stipulation. The Parties acknowledge that the legal agreement entered into through this Agreement has been established by free stipulation between the Parties, so that the terms and provisions set forth herein shall be respected by the Parties. No public policy standard shall be used to benefit a part in a manner other than that agreed herein. The obligations provided herein are exclusively business in nature, and do not represent any obligation or provision of a labor nature.

17.9.   Out-of-Court Title and Specific Execution. All obligations under this Agreement are irrevocable and irrevocable and are subject to specific performance. In accordance with the provisions of Section XVI above, any Party has the right to use any legal or extrajudicial action or proceedings to comply with this Agreement and all obligations assumed herein, and either Party shall have the right to seek the defaulting Party in order to (a) the specific performance of the obligations; and/or (b) indemnification for Losses. This Agreement constitutes an out-of-court enforcement order, pursuant to Article 585, item II, of the Brazilian Code of Civil Procedure.

17.10.  Liability. This Agreement is irrevocably and irretrievably signed and binds the Parties and their successors in any way.

17.11.  Consenting Intervening Parties and Intervening Guarantor. The Consenting Intervening Parties -Notices declare that they are fully aware of the Agreement and expressly agree to all of its terms and conditions, as well as to all obligations assumed by them in this Agreement.

17.12.  Zenvia Inc.’s Adhesion, Joint Liability and Guarantee. Buyer is committed to making Zenvia Inc. adheres to this Agreement on the Closing Date: (i) assuming its obligations pursuant to this Contract, and making every declaration and guarantees established in the 9.2 Clause related to itself (as the Buyer); and (ii) as guarantor, in solidarity, without benefit of order, for the fulfillment of any and all obligations assumed by Buyer. For the avoidance of doubt, Zenvia Inc. buyer, as debtor and principal payer, shall be guaranteed to Sellers and the Indemnified Parties of Sellers, with waiver of the benefits provided for in Articles 333, paragraph, 364, 366, 821, 824, 827, 829, sole paragraph, 830, 831, 834, 835, 837, 838 and 839 of the Civil Code and articles 130 and 794 of the Code of Civil Procedure (and any successor or substitute provisions of such articles).

17.13.  Digital Signature. The Parties agree and agree that the conclusion of this Agreement may be made in accordance with the provisions of Decree No. 10.278 of March 18, 2020, and the proof of authorship and integrity will be made through DocuSign, being considered valid only electronic signatures made by means of digital certificate validated according to the Brazilian Public Key Infrastructure ICP-Brazil, pursuant to Provisional Measure No. 2.200-2/2001.

17.14.  Authorization for Heading. (a) Each Seller (including the Company) authorize Maria Carolina Sanzovo de Oliveira to execute the Agreement on their behalf; (b) Buyer authorizes Letícia de Alencar Machado to execute the Agreement on its behalf and (c) the Consenting Intervening Parties authorize Vanderlei or Cleber to execute this Agreement on their behalf

17.15.  Pandemic. The Parties are aware of the extraordinary situation experienced, arising from the pandemic of COVID-19, declared by the World Health Organization on March 11, 2020, and its present and future impacts, so that none of them may frame such event as justification for possible default or termination of this Agreement, claim this extraordinary situation as a fortuitous event, force greater , the fact that the prince or claims excessive burden in the context of the obligations hereunder, seeking the revision or termination of this Agreement, and hereby assume sums of any and all risks arising from such event and immediately waive any remedies to justify the fulfillment of obligations.

In witness whereof, the parties sign this Agreement at in four (04) counterparts of equal contents in the presence of the 2 (two) undersigned witnesses

Sao Paulo, March 19, 2021.

/s/ Cassio Bobsin, CEO
/s/ Renato Friedrich, CFO
Zenvia Mobile Serviços Digitais S.A.

/s/ Fernando Jorge Wosniak Steler
Fernando Jorge Wosniak Steler

/s/ Rafael Padilha de Lima Costa, Officer
/s/ Manuel Ferrao de Souza, Managing Officer
Fundo de Investimento em Participações Multiestratégia Inovabra I - Investimento no Exterior

/s/ Raul Marcelo Wosniak Steler
Raul Marcelo Wosniak Steler

/s/ Wagner Gomes Carvalho
Wagner Gomes Carvalho

/s/ Luiz Carlos Capelati
Luiz Carlos Capelati

/s/ Gustavo Gonçalves Candian
Gustavo Gonçalves Candian

/s/ Cristhiano Stefani Faé
Cristhiano Stefani Faé

/s/ Leandro Piga
Leandro Piga

/s/ Maria Carolina Sanzovo de Oliveira
Maria Carolina Sanzovo de Oliveira

/s/ João Carlos Ribas Pereira
João Carlos Ribas Pereira

/s/ Fernando Mingrone Artuzzi
Fernando Mingrone Artuzzi

/s/ Cristhiano Stefani Faé, Partner
Star4 Participações e Consultoria em Gestão Empresarial

/s/ Fernando Jorge Wosniak Steler, CEO
One to One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A.

/s/ Vanderlei Arcanjo Carnielo Calejon
Vanderlei Arcanjo Carnielo Calejon

/s/ Heitor Sakoda
Heitor Sakoda

/s/ Cleber Augusto Calejon
Cleber Augusto Calejon

/s/ Vanderlei Arcanjo Carnielo Calejon, Partner
/s/ Cleber Augusto Calejon, Partner
4 TI Participações Ltda

WITNESSES:
/s/ Caio Figueiredo
Identity: [XXXXX]

/s/ Eduardo Gomes Kupper
Identity: [XXXXX]